UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Dividend Capital Total Realty Trust Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On July 12, 2012, the Securities and Exchange Commission (the “Commission”) declared effective the Registration Statement on Form S-11 (Registration Number 333-175989) (the “Registration Statement”) of Dividend Capital Total Realty Trust Inc., which immediately thereafter changed its name to Dividend Capital Diversified Property Fund Inc. and may be referred to herein as the “Company,” “we,” “our” or “us.” The Registration Statement applies to the offer and sale (the “Offering”) of up to $3,000,000,000 of the Company’s shares of common stock, of which $2,250,000,000 of shares are expected to be offered to the public in a primary offering and $750,000,000 of shares are expected to be offered to stockholders of the Company pursuant to an amended and restated distribution reinvestment plan (subject to the Company’s right to reallocate such amounts). In the Offering, the Company will offer to the public three new classes of shares: Class A shares, Class W and Class I shares. The Company will offer to sell any combination of Class A shares, Class W and Class I with a dollar value up to the maximum offering amount. The Company will continue to sell shares of its unclassified common stock, which we refer to as “Class E” shares, pursuant to its distribution reinvestment plan offering registered on its Registration Statement on Form S-3 (Registration Number 333-162636).

The purpose of this Current Report on Form 8-K is to disclose certain events that have taken place in connection with the effectiveness of the Registration Statement and the commencement of the Offering. Certain disclosure is incorporated by reference to the Registration Statement, which is available on the Commission’s website at the address www.sec.gov.

Item 1.01	Entry into a Material Definitive Agreement.

Dealer Manager Agreement

In connection with the Offering, effective July 12, 2012, the Company entered into a dealer manager agreement with Dividend Capital Securities LLC (the “Dealer Manager”), which is an entity related to the Company’s advisor, Dividend Capital Total Advisors LLC (the “Advisor”). The description of the dealer manager agreement is incorporated by reference to the section of the prospectus contained in the Registration Statement entitled “Plan of Distribution.” The dealer manager agreement and associated form of selected dealer agreement have been filed as exhibits to this Current Report on Form 8-K.

Eighth Amended and Restated Advisory Agreement

In connection with the Offering, effective July 12, 2012, the Company entered into an Eighth Amended and Restated Advisory Agreement with the Advisor. The description of the Eighth Amended and Restated Advisory Agreement is incorporated by reference to the section of the prospectus contained in the Registration Statement entitled “The Advisor and the Advisory Agreement—The Advisory Agreement.” The Eighth Amended and Restated Advisory Agreement has been filed as an exhibit to this Current Report on Form 8-K.

Redemption of Special Partnership Units

Dividend Capital Total Advisors Group LLC, the parent of the Advisor, had been previously issued, in exchange for $1,000 in consideration, partnership units in Dividend Capital Total Realty Operating Partnership LP, the Company’s operating partnership (the “Operating Partnership”), constituting a separate series of partnership interests with special distribution rights (the “Special Units”). The Special Units constituted a form of incentive compensation that would have value if the Company met certain performance thresholds. In connection with the Offering, pursuant to a Special Unit Repurchase Agreement effective July 12, 2012, the Company redeemed and cancelled the 200 Special Units, and paid $1,000 to Dividend Capital Total Advisors Group LLC in connection with such redemption. The Special Unit Repurchase Agreement has been filed as an exhibit to this Current Report on Form 8-K.

Fourth Amended and Restated Operating Partnership Agreement

In connection with the Offering, effective July 12, 2012, the Company, as general partner of the Operating Partnership, entered into a Fourth Amended and Restated Operating Partnership Agreement on behalf of itself and the limited partners. The description of the Fourth Amended and Restated Operating Partnership Agreement is incorporated by reference to the section of the prospectus contained in the Registration Statement entitled “The Operating Partnership Agreement.” The Fourth Amended and Restated Operating Partnership Agreement has been filed as an exhibit to this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Articles of Amendment and Articles Supplementary

In connection with the Offering, effective July 12, 2012, the Company amended its charter by filing Articles of Amendment to change its name from “Dividend Capital Total Realty Trust Inc.” to “Dividend Capital Diversified Property Fund Inc.” In addition, the Company amended its charter by filing Articles Supplementary to establish three classes of its common stock: Class A, Class W and Class I. The Articles of Amendment and Articles Supplementary have been filed as exhibits to this Current Report on Form 8-K.

The Class A, Class W and Class I shares will be subject to class-specific fee and expense allocations, as described in the most recent prospectus for a public offering of such shares. The payment of class-specific expenses will result in different amounts of distributions being paid with respect to each class of shares. In addition, as a result of the different ongoing fees and expenses allocable to each share class, each share class, including the Class E shares, could have a different net asset value “NAV” per share, as determined in accordance with our valuation policies (described further under Item 8.01 below). If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.

The classes of common stock also have different rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed among the holders of Class E shares, Class A shares, Class W shares and Class I shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. If there are remaining assets available for distribution to our common stockholders after each class has received its NAV (which is not likely because NAV would be adjusted upward prior to the liquidating distribution), then holders of our Class E, Class A, Class W and Class I shares will be treated the same, with each such holder receiving the same per share distribution of any such excess.

Other than the differing allocable fees and expenses, the differing NAVs per share and the differing liquidation rights described above, Class E shares, Class A shares, Class W shares and Class I shares have identical rights and privileges, such as identical voting rights.

Third Amended and Restated Bylaws

In connection with the Offering, effective July 12, 2012, the Company adopted the Third Amended and Restated Bylaws. These amended bylaws permit the board of directors to set the date of the Company’s annual meeting of stockholders in any month. However, the amended bylaws require that the annual meeting will be held upon reasonable notice and within a reasonable period (but not less than 30 days) following delivery of the annual report. The Company also revised Article III, Section 7 of the bylaws, by removing a provision relating to approval of interested transactions which was not entirely inconsistent with Section 2-419 of the Maryland General Corporation Law. The Third Amended and Restated Bylaws have been filed as an exhibit to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

Distributions

On June 28, 2012, the Company’s board of directors authorized a quarterly distribution of $0.125 per share of common stock for the third quarter of 2012, although it reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distribution will be payable to stockholders of record as of the close of business on each day during the period, from July 1, 2012 through and including September 30, 2012, prorated for the period of ownership. Distributions on our shares accrue daily, and no later than the fourth quarter of 2012, we expect that the board of directors will adjust the daily dividend accrual to a quarterly rate of $0.0875 per share.

Item 8.01	Other Events.

Net Asset Value Calculation and Valuation Procedures

Valuation Procedures

In connection with the Offering, our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our net asset value (“NAV”). The overarching principle of these procedures is to produce an NAV that represents a fair and accurate estimate of the value of our assets or the price that would be received for our assets in an arm’s-length transaction between market participants, less our liabilities. As a public company, we are required to issue financial statements generally based on historical cost in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). To calculate our NAV for the purpose of establishing a purchase and redemption price for our shares, we have adopted a model, as explained below, which adjusts the value of certain of our assets from historical cost to fair value. As a result, our NAV may differ from our financial statements. When the fair value of our assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. Although we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

Independent Valuation Firm

With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S., Inc., an independent valuation firm (the “Independent Valuation Firm”), to serve as our independent valuation firm with respect to the daily valuation of our real property portfolio. Altus Group is a multidisciplinary provider of independent, professional real estate services with a network of over 60 offices in 14 countries worldwide, including Canada, the U.K., Australia, the United States and the Middle East. Altus Group is engaged in the business of valuing commercial real estate properties and is not affiliated with us or the Advisor. The compensation we pay to the Independent Valuation Firm will not be based on the estimated values of our real property portfolio. Our board of directors, including a majority of our independent directors, may replace the Independent Valuation Firm. We will promptly disclose any changes to the identity or role of the Independent Valuation Firm in reports we publicly file with the Commission.

The Independent Valuation Firm will discharge its responsibilities in accordance with our real property valuation procedures described below and under the oversight of our board of directors. Our board of directors will not be involved in the day-to-day valuation of the real property portfolio, but will periodically receive and review such information about the valuation of the real property portfolio as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Firm is responsible for providing our real property valuations, our Independent Valuation Firm will not be responsible for or prepare our daily NAV.

At this time, the Independent Valuation Firm is engaged solely to provide our daily real property portfolio valuation and to help us manage the property appraisal process, but it may be engaged to provide additional services, including providing an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise), in the future. Our Independent Valuation Firm and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for our Advisor and its related parties, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable appraisal report.

Real Property Portfolio Valuation

Daily Valuation Process

The real property portfolio valuation, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm on a daily basis. The foundation for this valuation will be periodic appraisals, as discussed further below. However, on a daily basis, the Independent Valuation Firm will adjust a real property’s valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or material capital market events, among others, may cause the value of a property to change materially. Using information derived from a property’s most recent appraisal, the Independent Valuation Firm will determine the appropriate adjustment to be made to the estimated value of the property based on the material event and changes to underlying property fundamentals. The Independent Valuation Firm will collect all reasonably available material information that it deems relevant in valuing our real estate portfolio. The Independent Valuation Firm will rely in part on property-level information provided by the Advisor, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Upon becoming aware of the occurrence of a material event impacting property-level information, the Advisor will promptly notify the Independent Valuation Firm. Any adjustment to the valuation of a property will be performed as soon as possible after a determination that a material change with respect to such property has occurred and the financial effects of such change are quantifiable by the Independent Valuation Firm. However, rapidly changing market conditions or material events may not be immediately reflected in our daily NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is higher or lower than the adjusted value of our NAV after material events have been considered. Any such daily adjustments will be estimates of the market impact of material events to the appraised value of the property, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information readily available at that time. As part of the oversight by our board of directors, on a periodic basis the Independent Valuation Firm will provide our board of directors with reports on its valuation activity.

We expect the primary methodology used to value properties will be the income approach, whereby value is derived by determining the present value of an asset’s stream of future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches. Because the property valuations will involve significant professional judgment in the application of both observable and unobservable attributes, the calculated value of our real property assets may differ from their actual realizable value or future appraised value. Because the valuations performed by the Independent Valuation Firm involve subjective judgments and do not reflect transaction costs associated with property dispositions, our daily real estate portfolio valuation may not reflect the liquidation value or net realizable value of our properties.

Each individual appraisal report for our assets (discussed further below) will be addressed solely to our company to assist the Independent Valuation Firm in providing our daily real property portfolio valuation. Our Independent Valuation Firm’s valuation reports will not be addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its valuation reports, our Independent Valuation Firm will not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

In conducting its investigation and analyses, our Independent Valuation Firm will take into account customary and accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us or our Advisor. Although our Independent Valuation Firm may review information supplied or otherwise made available by us or our Advisor for reasonableness, it will assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and will not undertake any duty or responsibility to verify independently any of such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our Independent Valuation Firm, our Independent Valuation Firm will assume that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of directors and Advisor, and will rely upon us to advise our Independent Valuation Firm promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of its review.

In performing its analyses, our Independent Valuation Firm will make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Valuation Firm will assume that we have clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Valuation Firm’s analysis, opinions and conclusions will necessarily be based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect our Independent Valuation Firm’s analysis and conclusions. Our Independent Valuation Firm’s appraisal reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the analysis, opinions and conclusions set forth therein.

The analyses to be performed by our Independent Valuation Firm will not address the market value of our common stock. Furthermore, the prices at which our real estate properties may actually be sold could differ from our Independent Valuation Firm’s analyses. Consequently, the analyses contained in our Independent Valuation Firm’s individual valuation reports should not be viewed as being determinative of the value of our common stock.

Property Appraisals

Periodic real property appraisals will serve as the foundation of the Independent Valuation Firm’s daily real property portfolio valuation. Our consolidated real properties will be appraised approximately once every 12 calendar months, and in no event will more than 12 full calendar months pass between appraisals of our consolidated real properties. In order to provide a smooth and orderly appraisal process, we will seek to have approximately 1/12th of the portfolio appraised each month, although we may have more or less appraised in a month. The acquisition price of newly acquired properties will serve as our appraised value and thereafter will be part of the appraisal cycle described above such that they are appraised no more than 12 full calendar months after acquisition.

Appraisals will be performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The Independent Valuation Firm will be involved with the appraisal process, but we currently expect to engage other independent valuation firms (“Appraisal Firms”) to provide appraisals for our properties. Appraisal Firms will be chosen from a list of firms pre-approved by our board of directors, including a majority of our independent directors, based on their qualifications. The Independent Valuation Firm will confirm the reasonableness of the appraisal before reflecting any valuation change in its daily valuation of our real property portfolio. Real estate appraisals will be reported on a free-and-clear basis (for example no mortgage), irrespective of any property-level financing that may be in place.

Portfolio Assets, Joint Ventures and Developments

Properties purchased or operated as a portfolio or held in a joint venture that acquires properties over time may be valued as a single asset, which may result in a different value than if they were valued as individual assets. Investments in joint ventures that hold properties will be valued by the Independent Valuation Firm in a manner that is consistent with the procedures described above and approved by our board of directors, including a majority of our independent directors, with the agreed approach taking into account the size of our investment in the joint venture, the assets owned by the joint venture, the terms of the joint venture including any promotional interests, minority discount and control, if applicable, and other relevant factors. Development assets, if any, will be valued at cost plus capital expenditures and will join the appraisal cycle upon the earlier of stabilization or 24 months from substantial completion.

Valuation of Real Estate-Related Assets

Real estate-related assets that we own or may acquire include, among other things, debt and equity interests backed principally by real estate, such as mortgage loans, participations in mortgage loans (i.e., A-Notes and B-Notes), mezzanine loans and publicly traded common and preferred stock of real estate companies. In general, the value of real estate-related assets will be determined in accordance with GAAP and adjusted upon the occurrence of a material event, or in the case of liquid securities, daily, as applicable, thereafter, according to the procedures specified below. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, will approve the pricing sources of our real estate-related assets. In general, these sources will be third parties other than our Advisor. However, we may utilize the Advisor as a pricing source if the asset is immaterial or there are no other pricing sources reasonably available, and provided that our board of directors, including a majority of our independent directors, must approve the initial valuation performed by our Advisor and any subsequent significant adjustments made by our Advisor. The third-party pricing source may, under certain circumstances, be our Independent Valuation Firm, subject to their acceptance of the additional engagement.

Mortgage Loans, Participations in Mortgage Loans and Mezzanine Loans

Individual investments in mortgages, mortgage participations and mezzanine loans will generally be included in our determination of NAV at an amount determined in accordance with GAAP and adjusted as necessary to reflect impairments.

Private Real Estate-Related Assets

Investments in privately placed debt instruments and securities of real estate-related operating businesses (other than joint ventures), such as real estate development or management companies, will be valued at cost and thereafter will be revalued as determined in good faith by the pricing source. In evaluating the value of our interests in certain commingled investment vehicles (such as private real estate funds), values periodically assigned to such interests by the respective issuers or broker-dealers may be relied upon.

Publicly Traded Real Estate-Related Assets

Publicly traded debt and equity real estate-related securities (such as REIT bonds) that are not restricted as to salability or transferability will be valued daily on the basis of publicly available information. Generally, to the extent the information is available, such securities will be valued at the last trade of such securities that was executed at or prior to closing on the valuation day or, in the absence of such trade, the last “bid” price. The value of publicly traded debt and equity real estate-related securities that are restricted as to salability or transferability may be adjusted by the pricing source for a liquidity discount. In determining the amount of such discount, consideration will be given to the nature and length of such restriction and the relative volatility of the market price of the security.

Valuation of Liquid Non-Real Estate-Related Assets

Liquid non-real estate-related assets include credit rated government and corporate debt securities, publicly traded equity securities and cash and cash equivalents. Liquid non-real estate-related assets will be valued daily on the basis of publicly available information.

Valuation of Real Estate-Related Liabilities

Our real estate-related liabilities consist of financing for our portfolio of assets. These liabilities will generally be included in our determination of NAV in accordance with GAAP, however if the loan amount exceeds the value of the underlying real property and the loan is otherwise a non-recourse loan, we will assume a value of zero for purposes of the real property and the loan in the determination of our NAV. Related costs and expenses will be amortized over the life of the loan. We will allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

NAV and NAV per Share Calculation

Our NAV will be calculated for each of our Class E, Class A, Class W and Class I share classes after the end of each business day that the New York Stock Exchange is open for unrestricted trading by ALPS Fund Services Inc. (“ALPS” or the “NAV Accountant”), a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS with another party, including our Advisor, if it is deemed appropriate to do so.

At the end of each such trading day, before taking into consideration accrued dividends or class-specific expense accruals, any change (whether an increase or decrease) in the aggregate NAV of our Class E shares, Class A shares, Class W shares and Class I shares, along with the operating partnership units held by third parties (the “Aggregate Fund NAV”) will be allocated among each of our Class E shares, Class A shares, Class W shares and Class I shares, along with operating partnership units held by third parties (collectively, “Fund Interests”) based on each class’s relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV will reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio and real estate-related assets, and accruals for income and liabilities.

Our most significant source of net income is property income. We will accrue estimated income and expenses on a daily basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. For the first month following a property acquisition, we will calculate and accrue portfolio income with respect to such property based on the performance of the property before the acquisition and the contractual arrangements in place at the time of the acquisition, as identified and reviewed through our due diligence and underwriting process in connection with the acquisition. On a periodic basis, the accruals will be adjusted based on information derived from actual operating results. For the purpose of calculating our NAV, all organization and offering costs will reduce NAV when incurred.

The book value of our liabilities will be included as part of our NAV calculation. We expect that our liabilities will include, without limitation, property-level mortgages, accrued distributions, the fees payable to the Advisor and the Dealer Manager, accounts payable, accrued company-level operating expenses, any company or portfolio-level credit facilities and other liabilities.

Following the calculation and allocation of changes in the Aggregate Fund NAV as described above, NAV for each class will be adjusted for accrued dividends, the distribution fee and the dealer manager fee, to determine the current day’s NAV. Selling commissions, which are paid by purchasers of Class A shares in the primary offering at the time of purchase in addition to the NAV per Class A share, will have no effect on the NAV of any class.

NAV per share for each class is calculated by dividing such class’s NAV at the end of each trading day by the number of shares outstanding for that class on such day.

NAV of our Operating Partnership and OP Units

Because certain fees to the Advisor are based on our Aggregate Fund NAV (i.e., the aggregate NAV of our Class E shares, Class A shares, Class W shares and Class I shares, along with the operating partnership units held by third parties), our valuation procedures include the following methodology to determine the daily NAV of our Operating Partnership and the operating partnership units (“OP Units”). Our Operating Partnership has four classes of OP Units (Class E, Class A, Class W and Class I) that are each economically equivalent to our corresponding classes of shares (Class E, Class A, Class W and Class I). Accordingly, on each business day, the NAV per Class E OP Unit will equal the NAV per Class E share, the NAV per Class A OP Unit will equal the NAV per Class A share, the NAV per Class W OP Unit will equal the NAV per Class W share and the NAV per Class I OP Unit will equal the NAV per Class I share. The NAV of our Operating Partnership on each business day will equal the sum of the NAVs of each outstanding OP Unit on such business day.

Oversight by our Board of Directors

All parties engaged by us in the calculation of our NAV, including the Advisor, will be subject to the oversight of our board of directors. As part of this process, our Advisor will review the estimates of the values of our real property portfolio and real estate-related assets for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and inform our board of directors of its conclusions. Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor to their individual valuations, the final estimated values of our real property portfolio and real estate-related assets will be determined by the Independent Valuation Firm or other pricing source.

Our Independent Valuation Firm will be available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors will have the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate.

Review of and Changes to Our Valuation Procedures

Each year our board of directors, including a majority of our independent directors, will review the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm will provide the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm.

Limitations on the Calculation of NAV

The overarching principle of our NAV calculation procedures is to produce a NAV that represents a fair and accurate estimate of the value of our assets or the price that would be received for our assets in an arm’s-length transaction between market participants, less our liabilities. However, the largest component of our NAV consists of real property investments and, as with any real estate valuation protocol, each property valuation will be based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real property investments. Although the methodologies contained in the valuation procedures will be designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Our board of directors may suspend our offerings and the redemption programs if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets.

Our Initial NAV Calculation

We have performed our initial NAV calculation pursuant to the procedures described above. We obtained appraisals on 100% of our consolidated properties for use in our initial NAV calculation pursuant to the foregoing procedures. We have computed the NAV per share for our outstanding Class E shares. We had no outstanding Class A, Class I or Class W shares as of the date of this Current Report. Until we sell shares of these classes, we will deem the NAV per share of these classes to be the NAV per share of our Class E shares. We will separately compute the NAV per share of each one of these new classes once we have shares of that class outstanding.

As of July 11, 2012, our NAV per share is as follows:

Share Class	NAV per Share
Class E	$6.69
Class A	$6.69
Class I	$6.69
Class W	$6.69

The July 11, 2012 NAV per share figures given above are our initial NAV per share calculations. On any day, our share sales and redemptions will be made based on the day’s applicable per share NAV carried out to four decimal places.

We disclose below the July 11, 2012 valuation for our real properties. No later than the filing of our Form 10-Q for the second quarter of 2012, we will disclose all of the components of NAV for the Company as of June 30, 2012 and provide a comparison of all components to the estimated share value (or “ESV”) of the Company as of March 11, 2011. Please note that the ESV as of March 11, 2011 was calculated using different procedures, methodologies and assumptions than the current NAV. For a description of the ESV procedures, methodologies and assumptions, please see Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 21, 2012 and available at www.sec.gov. The most significant difference is that in the determination of the ESV, “enterprise value” was included and primarily consisted of a premium for an assembled portfolio. While there may be instances where we value certain similar assets as a group (which may result in a value that is different than if such assets were valued individually) in the determination of NAV, this methodology is materially different than enterprise value and the use of a premium for an assembled portfolio as used in the determination of ESV.

The July 11, 2012 valuation for our real properties was provided by our Independent Valuation Firm and determined starting with the appraised value. The valuation of $2.76 billion compares to a cost basis of such assets of $2.72 billion, representing an increase of $36.5 million or 1.3%. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted averages by property type.

	Retail	Office	Industrial	Weighted Average Basis
Exit capitalization rate	7.0%	7.3%	7.5%	7.2%
Discount rate/internal rate of return (“IRR”)	7.4%	7.7%	8.3%	7.7%
Annual market rent growth rate	3.0%	3.4%	3.3%	3.3%
Average holding period	10.0 years	10.3 years	10.3 years	10.2 years

A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, an increase in the weighted-average annual discount rate/IRR and the exit capitalization rate of 0.25% would reduce the value of our real properties by approximately 1.9% and 2.1%, respectively.

On each business day, our NAV per share for each class will be (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, on at least a monthly basis, we will disclose in a prospectus or prospectus supplement filed with the Commission our NAV per share for each share class for each business day during the prior month. On at least a quarterly basis, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our NAV.

Amended and Restated Distribution Reinvestment Plan

In connection with the Offering, effective July 12, 2012, the Company adopted a Fourth Amended and Restated Distribution Reinvestment Plan (the “DRIP”). The key changes to the DRIP for holders of Class E shares are that (i) participants will now acquire Class E shares under the DRIP at a price equal to the daily NAV per share calculated as of the distribution date, (ii) a participant may now terminate participation in the DRIP with written notice received by the Company at least one business day prior to a distribution date in order to be effective for such distribution date and (iii) the board of directors may amend, suspend or terminate the DRIP for any reason upon 10 days’ notice to participants, except that, with respect to amendments, notice is only required for material amendments. Such notice may be provided by including such information (a) in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the participants.

The new DRIP will become effective on July 23, 2012. Unless a stockholder terminates his or her participation in the DRIP on or before July 20, 2012, such stockholder will receive his or her distribution for the second quarter of 2012 in the form of additional Class E shares issued under the DRIP at a price equal to the daily NAV per share calculated as of the distribution date.

A further description of the DRIP, in particular with respect to Class A, Class W and Class I stockholders, is incorporated by reference to the section of the prospectus contained in the Registration Statement entitled “Description of Capital Stock—Distribution Reinvestment Plan.” The Fourth Amended and Restated Distribution Reinvestment Plan has been filed as an exhibit to this Current Report on Form 8-K.

Class E Share Redemption Program

In connection with the Offering, effective July 12, 2012, the Company adopted the Class E Share Redemption Program (the “Class E SRP”), which replaces the prior share redemption program for holders of Class E shares. The key changes to the Class E SRP for holders of Class E shares are that (i) redemptions will be effected on the last business day of each quarter at a price equal to the daily NAV per share calculated as of the redemption date, (ii) stockholders may cancel redemption requests in writing or by phone up until 4:00 p.m. (Eastern time) on the last business day of the applicable quarter and (iii) the board of directors now intends to utilize a portion of the proceeds raised in our new offering of Class A, Class W and Class I shares of common stock to enhance liquidity for Class E stockholders under the Class E SRP (although the board of directors may from time to time authorize funds for redemptions of Class E shares in greater or lower amounts, subject to the limits of the Class E SRP).

More particularly, each calendar quarter we intend to make available for Class E share redemptions an amount equal to (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in any public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the separate Class A, Class W and Class I share redemption program (discussed below), less (iii) funds used for redemptions of Class E shares in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder during such calendar quarter. However, our board of directors may from time to time authorize funds for redemptions of Class E shares in greater or lower amounts. In particular, our board of directors intends to make an additional $20 million available for Class E share redemptions made at the end of the third quarter of 2012. We are not obligated to redeem shares of our common stock under this share redemption program. The foregoing limitation is referred to herein as the “Quarterly Redemption Cap.”

Notwithstanding the Class E liquidity level desired by our board of directors, pursuant to the Class E SRP, we will not redeem during any consecutive twelve month period more than five percent of the number of Class E shares of common stock outstanding at the beginning of such twelve-month period (referred to herein as the “Aggregate Redemption Cap”). If funds available pursuant to the Quarterly Redemption Cap exceed the Aggregate Redemption Cap, the board of directors currently intends to make additional liquidity available to Class E stockholders through either (i) an increase in the Aggregate Redemption Cap, but will only do so in reliance on an applicable no-action letter issued or other guidance provided by Commission staff that would not object to such an increase or (ii) through one or more self tender offers. There can be no assurance that the board of directors will be able to obtain, if necessary, a no-action letter from Commission staff or the frequency and size of any self tender, if authorized by the board of directors. In any event, the number of shares of our common stock that we may redeem will be limited by the funds available from our offerings of stock, cash on hand, cash available from borrowings and cash from liquidations of securities or debt related investments.

The Class E SRP will become effective on September 1, 2012. Unless withdrawn on or before September 28, 2012 any redemption request received after June 15, 2012 and received on or before September 14, 2012 will be considered with quarterly redemptions for the third quarter of 2012 and, if redeemed, will be redeemed at a price equal to the daily NAV per share calculated as of the redemption date.

The Class E Share Redemption Program has been filed as an exhibit to this Current Report on Form 8-K.

Class A, W and I Share Redemption Program

In connection with the Offering, effective July 12, 2012, the Company adopted the Class A, W and I Share Redemption Program. The description of the program is incorporated by reference to the section of the prospectus contained in the Registration Statement entitled “Description of Capital Stock— Class A, Class W and Class I Share Redemption Program.” The Class A, W and I Share Redemption Program has been filed as an exhibit to this Current Report on Form 8-K.

Risk Factors

In connection with this Offering, we have updated our risk factors. The following risk factors replace our risk factors found in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Risks Related to Investing in Shares of Our Common Stock

There is no public trading market for the shares of our common stock and we do not expect that there will ever be a public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to redemption by us. If you do sell your shares to us, you may receive less than the price you paid.

There is no public market for the shares of our common stock and we currently have no obligation or plans to apply for listing on any public securities market. Therefore, redemption of shares by us will likely be the only way for you to dispose of your shares. We will redeem shares at a price equal to the NAV per share of the class of shares being redeemed on the date of redemption, and not based on the price at which you initially purchased your shares. We may redeem Class A shares, Class W or Class I shares if holders of such shares fail to maintain a minimum balance of $2,000 in shares, even if your failure to meet the minimum balance is caused solely by a decline in our NAV. Subject to limited exceptions, shares of Class A shares, Class W or Class I shares redeemed within 365 days of the date of purchase will be subject to a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption, which will inure indirectly to the benefit of our remaining stockholders. As a result of this and the fact that our NAV will fluctuate, you may receive less than the price you paid for your shares upon redemption by us pursuant to our share redemption programs.

Our ability to redeem your shares may be limited, and our board of directors may modify, suspend or terminate our share redemption programs at any time.

Generally, our Class A, Class W and Class I share redemption program imposes a quarterly cap on net redemptions of each of our Class A, Class W and Class I share classes equal to the amount of shares of such class with an aggregate value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the NAV of such class as of the last day of the previous calendar quarter. Our Class E share redemption program is even more limited, as it generally does not permit redemptions during any consecutive 12-month period in excess of 5% of the number of Class E shares of common stock outstanding at the beginning of such 12-month period. Although we may offer greater liquidity to our Class E stockholders through one or more self tender offers, at this time we only intend to do so if we raise sufficient proceeds in the Class A, Class W and Class I offering (a portion of which is intended to be used to redeem Class E shares, as described in the risk factor below) such that we have sufficient liquidity to reach the redemption volume limit under our Class E share redemption program. If we do not raise significant proceeds in the Class A, Class W and Class I offering, we do not currently expect to reach the redemption volume limit of our Class E share redemption program or conduct self tender offers.

The vast majority of our assets will consist of properties which cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Our board of directors may modify, suspend or terminate our share redemption programs. As a result, your ability to have your shares redeemed by us may be limited, and our shares should be considered as having only limited liquidity and at times may be illiquid.

A portion of the proceeds raised in the Class A, Class W and Class I offering are intended to be used to redeem Class E shares, and such portion of the proceeds may be substantial.

We intend to use a portion of the proceeds from the Class A, Class W and Class I offering to enhance liquidity for our Class E stockholders through our Class E share redemption program. Each calendar quarter we intend to make available for Class E share redemptions an amount equal to (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in any public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the Class A, Class W and Class I share redemption program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder during such calendar quarter. However, our board of directors may from time to time authorize funds for redemptions of Class E shares in greater or lower amounts. If we cannot provide this amount of liquidity under our Class E share redemption program due to the program’s volume limitations, our board of directors currently intends to authorize one or more self tender offers for outstanding Class E shares.

Prior to the commencement of the Class A, Class W and Class I offering, our share redemption program for Class E shares imposed greater restrictions on the amount of Class E shares that could be redeemed in any given quarter, and as a result of such restrictions, coupled with high demand for redemptions, we have honored Class E share redemption requests on a pro rata basis since March 2009, being unable to satisfy all requests. There is significant pent up demand from Class E holders to redeem their shares under our current share redemption program, and we plan to use a portion of the proceeds from the Class A, Class W and Class I offering to satisfy such redemption requests. As a result, we may have fewer offering proceeds available to retire debt or acquire additional properties, which may reduce our liquidity and profitability.

New investors will not have the opportunity to evaluate future investments we will make with the proceeds raised in our Class A, Class W and Class I offering prior to purchasing shares of our common stock.

We have not identified future investments that we will make with the proceeds of our Class A, Class W and Class I offering. As a result, new investors will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. You must rely on the Advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. Because you cannot evaluate all of the investments we will make in advance of purchasing shares of our common stock, this additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

Our Class A, Class W and Class I offering is a “best efforts” offering, and if we are unable to raise substantial funds, we may terminate the offering, suspend or modify our share redemption programs, and pursue alternative business strategies, which may include terminating daily NAV determinations, restoring the terms of our prior advisory agreement, restoring our Advisor’s ownership of an incentive unit in the Operating Partnership and seeking to reclassify our Class A, W, and I shares as Class E shares.

Our Class A, Class W and Class I offering is being made on a “best efforts” basis, whereby the broker-dealers participating in the offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of the shares of our common stock. Although we intend to operate as a perpetual-life REIT with an ongoing offering and share redemption programs, if we are unable to raise substantial funds in our Class A, Class W and Class I offering, our board of directors may decide to terminate the offering, suspend or modify our share redemption programs and pursue alternative business strategies, which may include, without limitation, terminating daily NAV determinations, restoring the terms of our prior advisory agreement with the Advisor (which provided for acquisition fees and other differing fee terms), restoring our Advisor’s ownership of an incentive unit in the Operating Partnership, seeking to reclassify our Class A, W, and I shares as Class E shares (which would be put to a vote of our stockholders voting as a single group rather than on a class-by-class basis) or to redeem Class A, W, and I shares through an issuer tender offer, and pursuing exit strategies to provide liquidity to our stockholders.

Even if we are able to raise substantial funds in our Class A, Class W and Class I offering, investors in our common stock are subject to the risk that our offering, business and operating plans may change.

Although we intend to operate as a perpetual-life REIT with an ongoing offering and share redemption programs, this is not a requirement of our charter. Even if we are able to raise substantial funds in the Class A, Class W and Class I offering, if circumstances change such that our board of directors believes it is in the best interest of our stockholders to terminate our Class A, Class W and Class I offering or to terminate our share redemption programs, we may do so without stockholder approval. Our board of directors may also change our investment objectives, borrowing policies, or other corporate policies without stockholder approval. In addition, we may change the way our fees and expenses are incurred and allocated to different classes of stockholders if the tax rules applicable to REITs change such that we could do so without adverse tax consequences. Our board of directors may decide that certain significant transactions that require stockholder approval such as dissolution, merger into another entity, consolidation or the sale or other disposition of all or substantially all of our assets, are in the best interests of our stockholders. Holders of all classes of our common stock have equal voting rights with respect to such matters and will vote as a single group rather than on a class-by-class basis. Accordingly, investors in our common stock are subject to the risk that our offering, business and operating plans may change.

Valuations and appraisals of our properties and real estate-related assets are estimates of value and may not necessarily correspond to realizable value.

Within the parameters of our valuation procedures, the valuation methodologies used to value our assets will involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. As a result, valuations and appraisals of our properties and real estate-related assets will be only estimates of value. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions beyond our control and the control of the Independent Valuation Firm and other parties involved in the valuation of our assets. Further, valuations do not necessarily represent the price at which an asset would sell, because market prices of assets can only be determined by negotiation between a willing buyer and seller. Valuations used for determining our NAV will also be made without consideration of the expenses that would be incurred in connection with disposing of assets. Therefore, the valuations of our properties and our investments in real estate-related assets may not correspond to the timely realizable value upon a sale of those assets. There will be no retroactive adjustment in the valuation of such assets, the price of our shares of common stock, the price we paid to redeem shares of our common stock or NAV-based fees we paid to the Advisor and the Dealer Manager to the extent such valuations prove to not accurately reflect the true estimate of value and are not a precise measure of realizable value. Because the price you will pay for shares of our common stock in our offerings, and the price at which your shares may be redeemed by us pursuant to our share redemption programs, are based on our estimated NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.

In order to disclose a daily NAV, we will be reliant on the parties that we engage for that purpose, in particular the Independent Valuation Firm and the appraisers that we hire to value and appraise our real estate portfolio.

In order to disclose a daily NAV, our board of directors, including a majority of our independent directors, has adopted valuation procedures and caused us to engage independent third parties such as the Independent Valuation Firm, to value our real estate portfolio on a daily basis, and independent appraisal firms, to provide periodic appraisals with respect to our properties. We have also engaged a firm to act as the NAV Accountant and may engage other independent third parties or our Advisor to value other assets or liabilities. Although our board of directors, with the assistance of the Advisor, oversees all of these parties and the reasonableness of their work product, we will not independently verify our NAV or the components thereof, such as the appraised values of our properties. If the parties engaged by us to determine our daily NAV are unable or unwilling to perform their obligations to us, our NAV could be inaccurate or unavailable, and we could decide to suspend the Class A, Class W and Class I offering and our share redemption programs.

Our NAV is not subject to GAAP, will not be independently audited and will involve subjective judgments by the Independent Valuation Firm and other parties involved in valuing our assets and liabilities.

Our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity (net assets) reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes. Additionally, we will be dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Firm so that the information may be reflected in our real estate portfolio valuation. In addition, the implementation and coordination of our valuation procedures include certain subjective judgments of our Advisor, such as whether the Independent Valuation Firm should be notified of events specific to our properties that could affect their valuations, as well as of the Independent Valuation Firm and other parties we engage, as to whether adjustments to asset and liability valuations are appropriate. Accordingly, you will be relying entirely on our board of directors to adopt appropriate valuation procedures and on the Independent Valuation Firm and other parties we engage in order to arrive at our NAV, which may not correspond to realizable value upon a sale of our assets.

No rule, regulation, or industry practice requires that we calculate our NAV in a certain way, and our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures.

There are no existing rules or regulatory bodies that specifically govern the manner in which we calculate our NAV and there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, it is important that you pay particular attention to the specific methodologies and assumptions we use to calculate our NAV, as other public REITs may use different methodologies or assumptions to determine their NAV. In addition, each year our board of directors, including a majority of our independent directors, will review the appropriateness of our valuation procedures and may, at any time, adopt changes to the valuation procedures.

Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted.

It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent daily valuation. As such, when these appraisals are reflected in our Independent Valuation Firm’s valuation of our real estate portfolio, there may be a sudden change in our NAV per share for each class of our common stock. In addition, actual operating results may differ from what we originally budgeted, which may cause a sudden increase or decrease in the NAV per share amounts. We will accrue estimated income and expenses on a daily basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. On a periodic basis, we will adjust the income and expense accruals we estimated to reflect the income and expenses actually earned and incurred. We will not retroactively adjust the NAV per share of each class for any adjustments. Therefore, because actual results from operations may be better or worse than what we previously budgeted, the adjustment to reflect actual operating results may cause the NAV per share for each class of our common stock to increase or decrease.

The NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable.

From time to time, we may experience events with respect to our investments that may have a material impact on our NAV. For example, and not by way of limitation, changes in governmental rules, regulations and fiscal policies, environmental legislation, acts of God, terrorism, social unrest, civil disturbances and major disturbances in financial markets may cause the value of a property to change materially. The NAV per share of each class of our common stock as published on any given day may not reflect such extraordinary events to the extent that their financial impact is not immediately quantifiable. Additionally, we will be dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Firm so that the information may be reflected in our real estate portfolio valuation. As a result, the NAV per share of each class published after the announcement of a material event may differ significantly from our actual NAV per share for such class until such time as the financial impact is quantified and our NAV is appropriately adjusted in accordance with our valuation procedures. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

Due to daily fluctuations in our NAV, the price at which your purchase is executed could be higher than our NAV per share at the time you submit your purchase order, and the price at which your redemption is executed could be lower than our NAV per share at the time you submit your redemption request.

The purchase and redemption price for shares of our common stock will be determined at the end of each business day based on our NAV and will not be based on any established trading price. In our Class A, Class W and Class I offering, each accepted purchase order will be executed at a price equal to our NAV per share for the class of shares being purchased next determined after the purchase order is received in proper form, plus, for Class A shares sold in the primary offering only, any applicable selling commissions. For example, if a purchase order is received in good order on a business day and before the close of business (4:00 p.m. Eastern time) on that day, the purchase order will be executed at a purchase price equal to our NAV per share for the class of shares being purchased determined after the close of business on that day, plus, for Class A shares, any applicable selling commissions. If a purchase order is received in good order on a business day, but after the close of business on that day, the purchase order will be executed at a purchase price equal to our NAV per share for the class of shares being purchased determined after the close of business on the next business day, plus, for Class A shares sold in the primary offering only, any applicable selling commissions. Similarly, redemption requests received in good order will be effected at a redemption price equal to the next-determined NAV per share for the class of shares being redeemed (subject to a 2% short-term trading discount in limited circumstances). As a result of this process, you will not know the purchase or redemption price at the time you submit your purchase order or redemption request. The purchase price per share at which your purchase order is executed could be higher than the NAV per share on the date you submitted your purchase order, and the redemption price per share at which your redemption request is executed could be lower than the NAV per share on the date you submitted your redemption request.

Investors will not have the benefit of an independent due diligence review in connection with our Class A, Class W and Class I offering which increases the risk of your investment.

Because the Advisor and the Dealer Manager are related, investors will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unrelated, independent underwriter in connection with a securities offering. In addition, DLA Piper LLP (US) has acted as counsel to us, the Advisor and the Dealer Manager in connection with the Class A, Class W and Class I offering and, therefore, investors will not have the benefit of a due diligence review that might otherwise be performed by independent counsel. Under applicable legal ethics rules, DLA Piper LLP (US) may be precluded from representing us due to a conflict of interest between us and the Dealer Manager. If any situation arises in which our interests are in conflict with those of the Dealer Manager or its related parties, we would be required to retain additional counsel and may incur additional fees and expenses. The lack of an independent due diligence review and investigation increases the risk of your investment.

Our investors may be at a greater risk of loss than the Advisor because the Advisor has a limited equity investment in us.

As of March 31, 2012, the Advisor has only invested approximately $200,000 in us. Therefore, the Advisor has little exposure to loss. Our investors may be at a greater risk of loss because the Advisor does not have as much to lose from a decrease in the value of our shares.

The availability and timing of cash distributions to you is uncertain.

We currently make and expect to continue to make quarterly distributions to our stockholders. However, we bear all expenses incurred in our operations, which are deducted from cash funds generated by operations prior to computing the amount of cash distributions to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital. We cannot assure you that sufficient cash will be available to make distributions to our stockholders or that the amount of distributions will not either decrease or fail to increase over time.

We may continue to have difficulty funding our distributions with funds provided by our operations.

To date, all of our distributions have been funded through a combination of both our operations and borrowings and we expect that over the near-term our distributions will be funded in the same manner. Our long-term strategy is to fund the payment of quarterly distributions to our stockholders entirely from our operations over time. However, if we are unsuccessful in investing the capital we raise in our Class A, Class W and Class I offering on an effective and efficient basis, we may be required to continue to fund our quarterly distributions to our stockholders from a combination of our operations and financing activities, which include net proceeds of our Class A, Class W and Class I offering and borrowings (including borrowings secured by our assets). Using certain of these sources may result in a liability to us, which would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for new investments, repayment of debt, share redemptions and other corporate purposes, and potentially reduce your overall return and adversely impact and dilute the value of your investment in shares of our common stock. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds.

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our distributions and the long-term returns to our investors to be lower than they otherwise would.

We could suffer from delays in locating suitable investments. The more money we raise in our Class A, Class W and Class I offering, the more difficult it will be to invest the net offering proceeds promptly. Therefore, the large size of our Class A, Class W and Class I offering increases the risk of delays in investing our net offering proceeds. Our reliance on the Advisor to locate suitable investments for us at times when the management of the Advisor is simultaneously seeking to locate suitable investments for other entities sponsored or advised by affiliates of the Advisor could also delay the investment of the proceeds of our Class A, Class W and Class I offering. Delays we encounter in the selection, acquisition and development of income-producing properties would likely negatively affect our NAV, limit our ability to pay distributions to you and reduce your overall returns.

We are required to pay substantial compensation to the Advisor and its affiliates, which may be increased or decreased during our Class A, Class W and Class I offering or future offerings by a majority of our board of directors, including a majority of the independent directors.

Pursuant to our agreements with the Advisor and its affiliates, we are obligated to pay substantial compensation to the Advisor and its affiliates. Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease during our Class A, Class W and Class I offering or future offerings if such change is approved by a majority of our board of directors, including a majority of the independent directors. These payments to the Advisor and its affiliates will decrease the amount of cash we have available for operations and new investments and could negatively impact our NAV, our ability to pay distributions and your overall return.

The performance component of the advisory fee is calculated on the basis of the overall non-compounded investment return provided to holders of Fund Interests over a calendar year, so it may not be consistent with the return on your shares.

The performance component of the advisory fee is calculated on the basis of the overall non-compounded investment return provided to holders of Fund Interests (i.e., our Class E shares, Class A shares, Class W shares and Class I shares, along with the Class E OP Units held by third parties) over a calendar year such that the Advisor will receive 25% of the overall return in excess of 6%; provided that in no event will the performance component exceed 10% of the overall return for such year. The overall non-compounded investment return provided to holders of Fund Interests over any applicable period is a dollar amount defined as the product of (i) the amount, if any, by which (A) the sum of (1) the weighted-average distributions per Fund Interest over the applicable period, and (2) the ending weighted average NAV per Fund Interest, exceeds (B) the beginning weighted average NAV per Fund Interest and (ii) the weighted-average number of Fund Interests outstanding during the applicable period. The weighted average NAV per Fund Interest calculated on the last trading day of a calendar year shall be the amount against which changes in weighted average NAV per Fund Interest are measured during the subsequent calendar year. However, the performance component will not be earned on any increase in the weighted average NAV per Fund Interest up to the higher of (a) the weighted average NAV per Fund Interest as of the end of the business day on which the Class A, Class W and Class I offering commences or (b) the highest weighted average NAV per Fund Interest on the last business day of any prior calendar year following the commencement of the Class A, Class W and Class I offering. The foregoing NAV thresholds are subject to adjustment by our board of directors. Therefore, payment of the performance component of the advisory fee (1) is contingent upon the overall return to the holders of Fund Interests exceeding the 6% return, (2) will vary in amount based on our actual performance, (3) cannot cause the overall return to the holders of Fund Interests for the year to be reduced below 6%, and (4) is payable to the Advisor if the overall return to the holders of Fund Interests exceeds the 6% return in a particular calendar year, even if the overall return to the holders of Fund Interests on a cumulative basis over any longer or shorter period has been less than 6% per annum. Additionally, the Advisor will provide us with a waiver of a portion of its fees generally equal to the amount of performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests.

As a result, the performance component is not directly tied to the performance of the shares you purchase, the class of shares you purchase, or the time period during which you own your shares. The performance component may be payable to the Advisor even if the NAV of your shares at the end of the calendar year is below your purchase price, and the thresholds at which increases in NAV count towards the overall return to the holders of Fund Interests are not based on your purchase price. Because of the class-specific expenses consisting of the dealer manager fees and the distribution fees, which differ among classes, we do not expect the overall return of each class of Fund Interests to ever be the same. However, if and when the performance fee is payable, the expense will be allocated among all holders of Fund Interests ratably according to the NAV of their units or shares, regardless of the different returns achieved by different classes of Fund Interests during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance component of the advisory fee, even if no performance component is ultimately payable to the Advisor at the end of such calendar year. In addition, if the weighted average NAV per Fund Interest remains above certain threshold levels, the Advisor’s ability to earn the performance fee in any year will not be affected by poor performance in prior years, and the Advisor will not be obligated to return any portion of advisory fees paid based on our subsequent performance.

Payment of fees and expenses to the Advisor, the property manager and the Dealer Manager will reduce the cash available for distribution and will increase the risk that you will not be able to recover the amount of your investment in our shares.

The Advisor, the property manager (which is an affiliate of our Advisor) and the Dealer Manager will perform services for us, including, among other things, the selection and acquisition of our investments, the management of our assets, dispositions of assets, financing of our assets and certain administrative services. We will pay the Advisor, the property manager and the Dealer Manager fees and expense reimbursements for these services, which will reduce the amount of cash available for further investments or distribution to our stockholders.

We are dependent upon the Advisor and its affiliates to conduct our operations and our Class A, Class W and Class I offering; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

We are dependent upon the Advisor and its affiliates to conduct our operations and our Class A, Class W and Class I offering. Thus, adverse changes to our relationship with, or the financial health of, the Advisor and its affiliates, including changes arising from litigation, could hinder their ability to successfully manage our operations and our portfolio of investments.

If we internalize our management functions, the percentage of our outstanding common stock owned by our other stockholders could be reduced, we could incur other significant costs associated with being self-managed, and any internalization could have other adverse effects on our business and financial condition.

At some point in the future, we may consider internalizing the functions performed for us by the Advisor. The method by which we could internalize these functions could take many forms. We may hire our own group of executives and other employees or we may acquire the Advisor or its respective assets, including its existing workforce. Any internalization transaction could result in significant payments to the owners of the Advisor, including in the form of our stock which could reduce the percentage ownership of our then existing stockholders and concentrate ownership in the owner of our Advisor. In addition, there is no assurance that internalizing our management functions will be beneficial to us and our stockholders. For example, we may not realize the perceived benefits because of the costs of being self-managed or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by the Advisor or its affiliates. Internalization transactions have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce our NAV and the amount of funds available for us to invest in real estate assets or to pay distributions.

If we were to internalize our management or if another investment program, whether sponsored by a Dividend Capital affiliated entity or otherwise, hires the employees of the Advisor in connection with its own internalization transaction or otherwise, our ability to conduct our business may be adversely affected.

We rely on persons employed by the Advisor to manage our day-to-day operating and acquisition activities. If we were to effectuate an internalization of the Advisor, we may not be able to retain all of the employees of the Advisor or to maintain a relationships with other Dividend Capital affiliated entities. In addition, some of the employees of the Advisor may provide services to one or more other investment programs. These programs or third parties may decide to retain some or all of the Advisor’s key employees in the future. If this occurs, these programs could hire certain of the persons currently employed by the Advisor who are most familiar with our business and operations, thereby potentially adversely impacting our business.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment in shares of our common stock.

Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets, provided that we may exceed this limit if a higher level of borrowing is approved by a majority of our independent directors. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, could be accompanied by restrictive covenants, and generally make us subject to the risks associated with leverage. These factors could limit the amount of cash we have available to distribute and could result in a decline in our NAV and in the value of your investment in shares of our common stock.

Risks Related to Conflicts of Interest

Our Advisor will face a conflict of interest because the fees it will receive for services performed are based on our NAV, the procedures for which the Advisor will assist our board of directors in developing, overseeing, implementing and coordinating.

The Advisor will assist our board of directors in developing, overseeing, implementing and coordinating our NAV procedures. It will assist our Independent Valuation Firm value our real property portfolio by providing the firm with property-level information, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) the revenues and expenses of the property. Our Independent Valuation Firm will assume and rely upon the accuracy and completeness of all such information, will not undertake any duty or responsibility to verify independently any of such information and will rely upon us and our Advisor to advise if any material information previously provided becomes inaccurate or was required to be updated during the period of its review. In addition, the Advisor may have some discretion with respect to valuations of certain assets and liabilities, which could affect our NAV. Because the Advisor will be paid fees for its services based on our NAV, the Advisor could be motivated to influence our NAV and NAV procedures such that they result in an NAV exceeding realizable value, due to the impact of higher valuations on the compensation to be received by the Advisor. Our Advisor may also benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a possible reduction in our NAV that would result from a distribution of the proceeds. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock on a given date may not accurately reflect the value of our portfolio, and your shares may be worth less than the purchase price.

Our Advisor’s product specialists may recommend that we enter into transactions with entities that have a relationship or affiliation with them, and our stockholders will not be able to assess our Advisor’s product specialists’ qualifications when deciding whether to make an investment in shares of our common stock.

Our Advisor utilizes third-party and affiliated product specialists to assist in fulfilling its responsibilities to us. The strategic alliances between our Advisor and the product specialists provide, in accordance with industry standards, that the product specialists must adhere to a standard of care of commercial reasonableness when performing services on our behalf. Our Advisor’s product specialists generally do not owe fiduciary duties to us and may have time constraints and other conflicts of interest due to relationships or affiliations they have with other entities. As a result, these product specialists may recommend that we enter into transactions with such entities, in which case we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties. Our stockholders will not be able to assess the qualifications of our Advisor’s product specialists when deciding whether to make an investment in shares of our common stock. Therefore, our stockholders may not be able to determine whether our Advisor’s product specialists are sufficiently qualified or otherwise desirable to work with.

Our Advisor’s management personnel and product specialists face conflicts of interest relating to time management and there can be no assurance that our Advisor’s management personnel and product specialists will devote adequate time to our business activities or that our Advisor will be able to hire adequate additional employees.

All of our Advisor’s management personnel, other employees, affiliates and related parties may also provide services to other affiliated entities of our Advisor, including, but not limited to, Industrial Income Trust Inc. (“IIT”). We are not able to estimate the amount of time that such management personnel and product specialists will devote to our business. As a result, certain of our Advisor’s management personnel and product specialists may have conflicts of interest in allocating their time between our business and their other activities which may include advising and managing various other real estate programs and ventures, which may be numerous and may change as programs are closed or new programs are formed. During times of significant activity in other programs and ventures, the time they devote to our business may decline and be less than we would require. There can be no assurance that our Advisor’s affiliates will devote adequate time to our business activities or that our Advisor will be able to hire adequate additional employees to perform the tasks currently being performed by our Advisor’s affiliates should the amount of time devoted to our business activities by such affiliates prove to be insufficient.

Our Advisor and its affiliates, including our officers and our Chairman of the Board of Directors, face conflicts of interest caused by compensation arrangements with us and other Dividend Capital affiliated entities, which could result in actions that are not in our stockholders’ best interests.

Some of our executive officers, our Chairman of the Board and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, our Dealer Manager, our property manager and/or other entities related to the Advisor. Our Advisor and its affiliates receive substantial fees from us in return for their services and these fees could influence their advice to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

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the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the Advisory Agreement, the property management agreement and the agreement with the Dealer Manager;

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recommendations to our board of directors with respect to developing, overseeing, implementing and coordinating our NAV procedures, or the decision to adjust the value of certain of our assets or liabilities if the Advisor is responsible for valuing them;

•	public offerings of equity by us, which may result in increased advisory fees for the Advisor;

•	competition for tenants from entities sponsored or advised by affiliates of the Advisor that own properties in the same geographic area as us;

•	asset sales, which may allow the Advisor to earn disposition fees and commissions; and

•	investments in assets subject to product specialist agreements with affiliates of the Advisor.

Further, certain advisory fees paid to our Advisor and management and leasing fees paid to the property manager will be paid irrespective of the quality of the underlying real estate or property management services during the term of the related agreement. Our Advisor may also be entitled to a disposition fee and a commission upon a property sale, each equal to a percentage of the sales price. These fees and commissions may incentivize our Advisor to recommend the sale of an asset or assets that may not be in our best interests at the time. The premature sale of an asset may add concentration risk to the portfolio or may be at a price lower than if we held the asset. Moreover, our Advisor has considerable discretion with respect to the terms and timing of disposition and leasing transactions. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our Advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as preservation of capital, in order to achieve higher short-term compensation. Considerations relating to compensation to our Advisor and its affiliates from us and other entities sponsored or advised by affiliates of our Advisor could result in decisions that are not in our stockholders’ best interests, which could hurt our ability to pay our stockholders distributions or result in a decline in the value of our stockholders’ investment. Conflicts of interest such as those described above have contributed to stockholder litigation against certain other externally managed REITs that are not affiliated with us or our Advisor.

When considering whether to recommend investments through a joint venture or other co-ownership arrangement, the fee arrangements between our Advisor and the proposed joint venture partner may incentivize our Advisor to recommend investing a greater proportion of our resources in joint venture investments than may be in our stockholders’ best interests.

When we invest in assets through joint ventures or other co-ownership arrangements, our Advisor may, directly or indirectly (including, without limitation, through us or our subsidiaries), receive fees from our joint venture partners and co-owners of our properties for the services our Advisor provides to them with respect to their proportionate interests. Fees received from these joint venture partners or co-owners and paid, directly or indirectly (including without limitation, through us or our subsidiaries), to the Advisor may be more or less than similar fees that we pay to the Advisor pursuant to the Advisory Agreement. Because the Advisor may receive fees from our joint venture partners and co-owners in connection with our joint venture or other co-ownership arrangements, the Advisor may be incentivized to recommend a higher level of investment through joint ventures than may otherwise be in the best interests of our stockholders.

The time and resources that Dividend Capital affiliated entities devote to us may be diverted and we may face additional competition due to the fact that Dividend Capital affiliated entities are not prohibited from raising money for another entity that makes the same types of investments that we target.

Dividend Capital affiliated entities are not prohibited from raising money for another investment entity that makes the same types of investments as those we target. As a result, the time and resources they could devote to us may be diverted. For example, our Dealer Manager is currently involved in other public offerings for other entities sponsored or advised by Dividend Capital affiliated entities, including IIT. In addition, we may compete with any such investment entity for the same investors and investment opportunities. We may also co-invest with any such investment entity. Even though all such co-investments will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with a third party.

Our Advisor may have conflicting fiduciary obligations if we acquire properties with an entity sponsored or advised by one of its affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our Advisor may cause us to acquire an interest in a property from, or in a joint venture with, an entity sponsored or advised by one of its affiliates or to dispose of an interest in a property to such an entity. In these circumstances, our Advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees we pay to Dividend Capital affiliated entities in connection with our offerings of securities and in connection with the management of our investments were not determined on an arm’s length basis, and therefore, we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

Our Advisor, our Dealer Manager and other of our Advisor’s affiliates have earned and will continue to earn fees, commissions and expense reimbursements from us. The fees, commissions and expense reimbursements paid and to be paid to our Advisor, our Dealer Manager and other of our Advisor’s affiliates for services they provided us in connection with past offerings and in connection with our Class A, Class W and Class I offering were not determined on an arm’s length basis. As a result, the fees have been determined without the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

We may compete with other Dividend Capital affiliated entities or programs sponsored or advised by Dividend Capital affiliated entities, including IIT, for opportunities to acquire or sell investments, which may have an adverse impact on our operations.

We may compete with other Dividend Capital affiliated entities or programs sponsored or advised by Dividend Capital affiliated entities, including IIT, for opportunities to acquire, finance or sell certain types of real properties. We may also buy, finance or sell real properties at the same time as other Dividend Capital affiliated entities or programs sponsored or advised by Dividend Capital affiliated entities, including IIT, are buying, financing or selling properties. In this regard, there is a risk that our Advisor will advise us to purchase a real property that provides lower returns to us than a real property purchased by another Dividend Capital affiliated entity or program sponsored or advised by an Dividend Capital affiliated entity, including IIT. Certain programs sponsored or advised by Dividend Capital affiliated entities own and/or manage real properties in geographical areas in which we expect to own real properties. Therefore, our real properties may compete for tenants with other real properties owned and/or managed by other programs sponsored or advised by Dividend Capital affiliated entities, including IIT. Our Advisor may face conflicts of interest when evaluating tenant leasing opportunities for our real properties and other real properties owned and/or managed by programs sponsored or advised by Dividend Capital affiliated entities, including IIT, and these conflicts of interest may have an adverse impact on our ability to attract and retain tenants.

Programs sponsored or advised by Dividend Capital affiliated entities may be given priority over us with respect to the acquisition of certain types of investments. As a result of our potential competition with these programs, certain investment opportunities that would otherwise be available to us may not in fact be available. For example, in the event that an investment is equally suitable for IIT and us, IIT will have priority to acquire or invest in (a) industrial properties located in the United States or Mexico, or (b) debt investments related to industrial properties located in the United States or Mexico, if such debt is intended to provide IIT with the opportunity to acquire the equity ownership in the underlying industrial asset, and we will have priority for all other real estate or debt investment opportunities. One of our independent directors, Mr. Charles Duke, is also an independent director for IIT. If there are any transactions or policies affecting us and IIT, Mr. Duke will recuse himself from making any such decisions for as long as he holds both positions.

We may also compete with other Dividend Capital affiliated entities or programs sponsored or advised by Dividend Capital affiliated entities for opportunities to acquire, finance or sell certain types of debt related investments.

As a result of our potential competition with other Dividend Capital affiliated entities and programs sponsored or advised by Dividend Capital affiliated entities, certain investment opportunities that would otherwise be available to us may not in fact be available. This competition may also result in conflicts of interest that are not resolved in our favor.

We have and may in the future purchase real estate assets from third parties who have existing or previous business relationships with affiliates or other related entities of our Advisor; as a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may purchase assets from third parties that have existing or previous business relationships with affiliates of our Advisor. DCT Industrial, a former program sponsored and advised by affiliates of our Advisor, the officers, directors or employees of such entities and the principals of our Advisor who also perform or have performed services for other Dividend Capital affiliated entities or DCT Industrial may have had or have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Risks Related to Adverse Changes in General Economic Conditions

Changes in global economic and capital market conditions, including periods of generally deteriorating real estate industry fundamentals, may significantly affect our results of operations and returns to our stockholders.

We are subject to risks generally incident to the ownership of real estate-related assets, including changes in global, national, regional or local economic, demographic and real estate market conditions, as well as other factors particular to the locations of our investments. A prolonged recession, such as the one experienced over the past few years, and a prolonged recovery period could adversely impact our investments as a result of, among other items, increased tenant defaults under our leases, lower demand for rentable space, as well as potential oversupply of rentable space, each of which could lead to increased concessions, tenant improvement expenditures or reduced rental rates to maintain occupancies. These conditions could also adversely impact the financial condition of the tenants that occupy our real properties and, as a result, their ability to pay us rents.

In addition, we believe the risks associated with our business are more severe during periods of economic slowdown or recession if these periods are accompanied by deteriorating fundamentals and declining values in the real estate industry. Because many of our debt related investments consist of mortgages secured by real property, these same conditions could also adversely affect the underlying borrowers and collateral of assets that we own. Declining values and deteriorating real estate fundamentals would also likely reduce the level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of, or investment in, additional properties. Furthermore, borrowers may not be able to pay principal and interest on our loans. Declining real estate values also significantly increases the likelihood that we will incur losses on our debt investments in the event of a default because the value of our collateral may be insufficient to cover some or all of our basis in the investment.

We have recorded impairments of our real properties, significant other-than-temporary impairment charges related to our real estate securities holdings, and provisions for losses on our debt related investments, as a result of such conditions. To the extent that the general economic slowdown is further prolonged or becomes more severe or real estate fundamentals deteriorate further, it may have a significant and adverse impact on our revenues, results from operations, financial condition, liquidity, overall business prospects and ultimately our ability to make distributions to our stockholders.

Recent market conditions and the risk of continued market deterioration have caused and may continue to cause the value of our debt related investments to be reduced.

The recent economic environment and credit market conditions have impacted the performance and value of the collateral securing our debt related investments. During 2011, we recognized provision losses of approximately $23.0 million related to two of our debt related investments due to our determination that there has been or it is probable that there will be a disruption of cash flows, in timing or amount and the resulting estimated discounted cash flows from our investments is less than our carrying value. If the economic or real estate environment were to worsen in the markets where the properties securing our debt related investments are located, we may see additional impairment of debt related investments as a result. Continued volatility in the fair value and operating performance of commercial real estate has made estimating cash flows from our debt related investments increasingly difficult, since such estimates are dependent upon our judgment regarding numerous factors, including, but not limited to, current and potential future refinancing availability, fluctuations in regional or local real estate values and fluctuations in regional or local rental or occupancy rates, real estate tax rates and other operating expenses.

We cannot assure our stockholders that we will not have to realize or record additional impairment charges, or experience disruptions in cash flows and/or permanent losses related to our debt related investments in future periods. In addition, to the extent that the recent volatile market conditions persist and/or deteriorate further, it would continue to adversely impact our NAV and our ability to potentially sell these investments at a price and with terms acceptable to us or at all.

Continued uncertainty and volatility in the credit markets could affect our ability to obtain debt financing on reasonable terms, or at all, which could reduce the number of properties we may be able to acquire and the amount of cash distributions we can make to our stockholders.

The U.S. and global credit markets have experienced severe dislocations and liquidity disruptions over the past several years, which have caused volatility in the credit spreads on prospective debt financings and have constrained the availability of debt financing due to the reluctance of lenders to offer financing at high leverage ratios. The uncertainty in the credit markets may adversely impact our ability to access additional debt financing on reasonable terms or at all, which may adversely affect investment returns on future acquisitions or our ability to make acquisitions.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates, increased credit spreads, decreased liquidity or other factors, we may not be able to finance the initial purchase of properties. In addition, when we incur mortgage debt on properties, we run the risk of being unable to refinance such debt upon maturity, or of being unable to refinance on favorable terms. As of March 31, 2012, we had approximately $1.5 billion in aggregate outstanding mortgage notes, which had maturity dates ranging from June 2012 through December 2029. In 2012 and 2013, mortgage notes in the amount of approximately $261.1 million and $22.8 million, respectively, will mature unless we qualify and elect to exercise certain extension options related to $214.6 million and $22.8 million, respectively of the amounts maturing in 2012 and 2013.

If interest rates are higher or other financing terms, such as principal amortization, the need for a corporate guaranty, or other terms are not as favorable when we refinance debt or issue new debt, our income could be reduced. To the extent we are unable to refinance debt on reasonable terms, or at appropriate times or at all, we may be required to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing securities or borrowing more money.

Economic events that may cause our stockholders to request that we redeem their shares may materially adversely affect our cash flow and our ability to achieve our investment objectives.

Economic events affecting the U.S. economy, such as the general negative performance of the investment real estate sector, could cause our stockholders to seek to sell their shares to us pursuant to our share redemption programs. Generally, our Class A, Class W and Class I share redemption program imposes a quarterly cap on net redemptions of our Class A, Class W and Class I share classes equal to the amount of shares of such class with an aggregate value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the NAV of such class as of the last day of the previous calendar quarter. Our Class E share redemption program is even more limited, as it generally does not permit redemptions during any consecutive 12-month period in excess of 5% of the number of Class E shares of common stock outstanding at the beginning of such 12-month period. Even if we are able to satisfy all resulting redemption requests, our cash flow could be materially adversely affected. In addition, if we determine to sell valuable assets to satisfy redemption requests, our ability to achieve our investment objectives, including, without limitation, diversification of our portfolio by property type and location, moderate financial leverage, conservative operating risk and an attractive level of current income, could be materially adversely affected.

Inflation or deflation may adversely affect our financial condition and results of operations.

Although neither inflation nor deflation has materially impacted our operations in the recent past, increased inflation could have an adverse impact on our floating rate mortgages and interest rates and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ sales and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income.

The failure of any banking institution in which we deposit our funds could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Currently, the Federal Deposit Insurance Corporation, or FDIC, generally, only insures amounts up to $250,000 per depositor per insured bank. Through its Transaction Account Guarantee Program, or TAGP, the FDIC also provides full deposit insurance coverage for non-interest bearing transaction accounts with participating institutions, regardless of dollar amount, through December 31, 2013.

A small proportion of our cash and cash equivalents, primarily those used to fund property-level working capital needs, are currently held in a combination of FDIC-insured and TAGP-insured bank accounts. The significant majority of our idle cash is currently invested in a combination of AAA-rated money market mutual funds, which in turn are primarily invested in short-term, high credit quality commercial paper, U.S. government funds and Treasury funds. If any of the financial institutions in which we have deposited funds ultimately fails, we would lose the amount of our deposits over the then current FDIC and TAGP insurance limits. The loss of our deposits could substantially reduce the amount of cash we have available to distribute or invest and would likely result in a decline in the value of your investment.

Risks Related to Our General Business Operations and Our Corporate Structure

We depend on our Advisor and its key personnel; if any of such key personnel were to cease employment with our Advisor, our business could suffer.

Our ability to make distributions and achieve our investment objectives is dependent upon the performance of our Advisor in the acquisition, disposition and management of real properties, and debt related investments, the selection of tenants for our real properties, the determination of any financing arrangements and other factors. In addition, our success depends to a significant degree upon the continued contributions of certain of our Advisor’s key personnel, including Guy M. Arnold, John A. Blumberg, Andrea L. Karp, Austin W. Lehr, Lainie P. Minnick, Gregory M. Moran, James R. Mulvihill, Gary M. Reiff, M. Kirk Scott, Joshua J. Widoff, and Evan H. Zucker, each of whom would be difficult to replace. We currently do not have, nor do we expect to obtain key man life insurance on any of our Advisor’s key personnel. If our Advisor were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results and NAV could suffer.

Our board of directors determines our major policies and operations, which increases the uncertainties faced by our stockholders.

Our board of directors determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualification, redemptions and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face, especially if our board of directors and our stockholders disagree as to what course of action is in our stockholders’ best interests.

Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Limited partners in the Operating Partnership have the right to vote on certain amendments to the agreement that governs the Operating Partnership (the “Operating Partnership Agreement”), as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with our stockholders’ interests. As general partner of the Operating Partnership, we are obligated to act in a manner that is in the best interests of all partners of the Operating Partnership. Circumstances may arise in the future when the interests of limited partners in the Operating Partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders believe is not in their best interests.

We currently own certain co-ownership interests in real property that are subject to certain co-ownership agreements, which may have an adverse effect on our results of operations, relative to if the co-ownership agreements did not exist.

We currently own certain co-ownership interests, specifically in connection with our Operating Partnership’s private placements including tenancy-in-common interests in real property and beneficial interests in specific Delaware statutory trusts, that are subject to certain co-ownership agreements. The co-ownership agreements may limit our ability to encumber, lease, or dispose of our co-ownership interests. Such agreements could affect our ability to turn our investments into cash and could affect cash available for distributions to our stockholders. The co-ownership agreements could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the co-ownership agreements did not exist.

The Operating Partnership’s private placements of tenancy-in-common interests in real properties and beneficial interests in specific Delaware statutory trusts could subject us to liabilities from litigation or otherwise.

The Operating Partnership, through DCTRT Leasing Corp., a wholly owned subsidiary, offered undivided tenancy-in-common interests in real properties and beneficial interests in specific Delaware statutory trusts (collectively referred to as “fractional interests”), to accredited investors in private placements exempt from registration under the Securities Act of 1933, as amended. These fractional interests may have served as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code). All of the fractional interests sold to investors pursuant to such private placements are or were 100% master leased by the Operating Partnership or a wholly owned subsidiary thereof, as applicable. Additionally, the Operating Partnership was given a purchase option giving it the right, but not the obligation, to acquire these fractional interests from the investors at a later time in exchange for OP Units (under a prior program administered by the Operating Partnership, such options were granted in the lease itself, and the Operating Partnership continues to hold these options as well). Investors who acquired fractional interests pursuant to such private placements may have done so seeking certain tax benefits that depend on the interpretation of, and compliance with, extremely technical tax laws and regulations. As the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of such transactions, including in the event an investor fails to qualify for any desired tax benefits.

Cash redemptions to holders of OP Units will reduce cash available for distribution to our stockholders or to honor their redemption requests under our share redemption programs.

The holders of OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both. Our election to redeem OP Units for cash may reduce funds available to honor our stockholders’ redemption requests under our share redemption programs.

Maryland law and our organizational documents limit our stockholders’ right to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors, our officers, our Advisor and its affiliates for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Moreover, we have entered into separate indemnification agreements with each of our independent directors and executive officers. As a result, we and our stockholders have more limited rights against these persons than might otherwise exist under common law. In addition, we are obligated to fund the defense costs incurred by these persons in some cases. However, our charter does provide that we may not indemnify our directors, our Advisor and its affiliates for any liability or loss suffered by them unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, our Advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification is recoverable only out of our net assets and not from the stockholders.

Your interest will be diluted if we or the Operating Partnership issue additional securities.

Existing stockholders and new investors purchasing shares of common stock do not have preemptive rights to any shares issued by us in the future. Under our charter, we have authority to issue a total of 1,200,000,000 shares of capital stock. Of the total number of shares of capital stock authorized (a) 1,000,000,000 shares are designated as common stock, 400,000,000 of which are unclassified (however, we refer to them herein as Class E shares to more easily distinguish them from the shares offered in our Class A, Class W and Class I offering), 200,000,000 of which are classified as Class A shares, 200,000,000 of which are classified as Class W shares, 200,000,000 of which are classified as Class I shares and (b) 200,000,000 shares are designated as preferred stock. Our board of directors may amend our charter to increase the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. We intend to operate as a perpetual-life REIT, and investors will likely experience dilution of their equity investment in us as a result of our ongoing Class A, Class W and Class I offering, including the distribution reinvestment plan, our ongoing Class E distribution reinvestment plan and future public offerings. Investors will also experience dilution if we issue securities in one or more private offerings, issue equity compensation pursuant to our Equity Incentive Plan, issue shares to the Advisor in lieu of cash payments or reimbursements under the Advisory Agreement, or redeem OP Units for shares of common stock. In addition, we may in the future cause the Operating Partnership to issue a substantial number of additional OP Units in order to raise capital, acquire properties, or consummate a merger, business combination or another significant transaction. OP Units may generally be converted into shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Ultimately, any additional issuance by us of equity securities or by the Operating Partnership of OP Units will dilute your indirect interest in the Operating Partnership, through which we own all of our interests in our investments.

We may issue preferred stock, which issuance could adversely affect those stockholders who purchased shares of our common stock in our public offerings.

If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

•	a merger, offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; and/or

•	the removal of incumbent management.

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may have benefited our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of our then outstanding capital stock (which includes common stock and any preferred stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and our stockholders. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease our stockholders’ ability to sell their shares of our common stock.

We depend on our relationships with lenders, joint venture partners, and property managers to conduct our business. If we fail to honor any of our contractual obligations, there could be a material and adverse impact on our ability to raise capital or manage our portfolio.

If we were viewed as developing underperforming properties, suffered sustained losses on our investments, defaulted on a significant level of loans or experienced significant foreclosure of our properties, our reputation could be damaged. Damage to our reputation could make it more difficult to successfully develop or acquire properties in the future and to continue to grow and expand our relationships with our lenders, joint venture partners, tenants and third-party management clients, which could adversely affect our business, financial condition, NAV, results of operations and ability to make distributions.

Risks Related to Investments in Real Property

Real properties are illiquid investments, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Real properties are illiquid investments and we may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. In addition, we may acquire real properties that are subject to contractual “lock-out” provisions that could restrict our ability to dispose of the real property for a period of time.

We may also be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All of these provisions would restrict our ability to sell a property.

We are dependent on tenants for revenue, and our inability to lease our real properties or to collect rent from our tenants may adversely affect our results of operations, NAV and returns to our stockholders.

Our revenues from our real property investments are dependent on our ability to lease our real properties and the creditworthiness of our tenants and would be adversely affected by the loss of or default by one or more significant lessees. As of March 31, 2012, 50 of our 96 operating real properties, or approximately 58% of our total gross investment amount in real properties, were occupied by single tenants. Furthermore, certain of our assets may utilize leases with payments directly related to tenant sales, where the amount of rent that we charge a tenant is calculated as a percentage of such tenant’s revenues over a fixed period of time, and a reduction in sales can reduce the amount of the lease payments required to be made to us by tenants leasing space in such assets. The success of those real properties depends on the financial stability of the respective tenants. The financial results of our tenants can depend on several factors, including but not limited to the general business environment, interest rates, inflation, the availability of credit, taxation and overall consumer confidence. The recent economic downturn has, and may continue to, impact all of these factors, some to a greater degree than others.

In addition, our ability to increase our revenues and operating income partially depends on steady growth of demand for the products and services offered by the tenants located in the assets that we own and manage. A drop in demand, as a result of a slowdown in the U.S. and global economy or otherwise, could result in a reduction in tenant performance and consequently, adversely affect our results of operations, NAV and returns to our stockholders. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ sales and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income.

If indicators of impairment exist in any of our real properties, for example, we experience negative operating trends such as prolonged vacancies or operating losses, we may not recover some or all of our investment. For example, during 2011, we recognized real property impairment losses of approximately $23.5 million on one of our real properties due to our determination that our estimate of undiscounted cash flows from our investment was less than our carrying value. There can be no assurance that any of this loss can be recovered, and we may record additional impairments in future periods.

Lease payment defaults by tenants could cause us to reduce the amount of distributions to our stockholders and could force us to find an alternative source to make mortgage payments on any mortgage loans. In the event of a tenant default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our real property. If a lease is terminated, we may be unable to lease the real property for the rent previously received or sell the real property without incurring a loss.

If the market for commercial real estate experiences increased vacancy rates, particularly in certain large metropolitan areas, it could result in lower revenues for us.

Over the past few years, the global economic downturn has negatively impacted the commercial real estate market in the U.S., particularly in certain large metropolitan areas, and has resulted in, among other things, increased tenant defaults under leases, generally lower demand for rentable space, and an oversupply of rentable space, all of which could lead to increased concessions, tenant improvement expenditures or reduced rental rates to maintain occupancies. We believe that the risks associated with our business could be more severe if the economy deteriorated further or if commercial real estate values continued to decline. Our revenues will decline and our NAV and ability to pay distributions will be negatively impacted if our commercial properties experience higher vacancy rates or decline in value.

A real property that incurs a vacancy could be difficult to sell or re-lease.

A real property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of the lease. In addition, certain of the real properties we acquire may have some vacancies at the time of closing. Certain other real properties may be specifically suited to the particular needs of a tenant and our real property may become vacant. Certain of our leases with retail tenants contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants interested in leasing space in a particular retail property. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our real properties. If the vacancy continues for a long period of time, we would suffer reduced revenues, which could materially and adversely affect our liquidity and NAV, and result in lower cash distributions to our stockholders. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property.

Adverse economic and other conditions in the regions where our assets are located may have a significant adverse impact on our financial results.

Our properties in Texas, California, Massachusetts, and New Jersey accounted for approximately 16%, 16%, 15%, and 14%, respectively, of our total gross investments of our real property portfolio as of March 31, 2012. A deterioration of general economic or other relevant conditions, changes in governmental laws and regulations, acts of nature, demographics or other factors in any of those states or the geographical region in which they are located could result in the loss of a tenant, a decrease in the demand for our properties and a decrease in our revenues from those markets, which in turn may have a disproportionate and material adverse effect on our results of operations and financial condition. In addition, some of these investments are located in areas that are more susceptible to natural disasters, and therefore, our tenants and properties are particularly susceptible to revenue loss, cost increase or damage caused by earthquakes or other severe weather conditions or natural disasters. Any significant loss due to a natural disaster may not be covered by insurance and may lead to an increase in the cost of insurance and expenses for our tenants, or could limit the future availability of such insurance, which could limit our tenants’ ability to satisfy their obligations to us.

In addition, our results of operations depend substantially on our ability to lease the areas available in the assets that we own as well as the price at which we lease such space. Adverse conditions in the regions and specific markets where we operate may reduce our ability to lease our properties, reduce occupancy levels, restrict our ability to increase lease prices and force us to lower lease prices and/or offer tenant incentives. Should our assets fail to generate sufficient revenues for us to meet our obligations, our financial condition and results of operations, as well as our NAV and ability to make distributions, could be adversely affected.

Properties that have significant vacancies, especially value-add or other types of discounted real estate assets, may experience delays in leasing up or could be difficult to sell, which could diminish our return on these properties and the return on your investment.

Our investments in value-add properties or other types of discounted properties, may have significant vacancies at the time of acquisition. If vacancies continued for a prolonged period of time beyond the expected lease-up stage that we anticipate will follow any redevelopment or repositioning efforts, we may suffer reduced revenues, resulting in less cash available for distributions to our stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce our NAV and the overall return on your investment.

Changes in supply of or demand for similar real properties in a particular area may increase the price of real property assets we seek to purchase or adversely affect the value of the real property assets that we own.

The real estate industry is subject to market forces and we are unable to predict certain market changes including changes in supply of or demand for similar real properties in a particular area. For example, if demand for the types of real property assets in which we seek to invest were to sharply increase or supply of those assets were to sharply decrease, the prices of those assets could rise significantly. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders. Likewise, a sharp increase in supply could adversely affect leasing rates and occupancy, which could lower operating results, our NAV and overall returns to our stockholders.

Actions of our joint venture partners could adversely impact our performance.

We have entered into and may continue to enter into joint ventures with third parties, including entities that are affiliated with our Advisor or entities sponsored or advised by affiliates of our Advisor. We have purchased and developed and may also continue to purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

•	the possibility that our venture partner, co-tenant or partner in an investment might become bankrupt or otherwise is unable to meet its capital contribution obligations;

•	that such venture partner, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•	that such venture partner, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	that actions by such venture partner could adversely affect our reputation, negatively impacting our ability to conduct business.

Actions by a joint venture partner or co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing our stockholders’ returns.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. In the event that a venture partner has a right of first refusal to buy out the other partner, it may be unable to finance such a buy-out at that time. It may also be difficult for us to sell our interest in any such joint venture or partnership or as a co-tenant in a particular property. In addition, to the extent that our venture partner or co-tenant is an affiliate of our Advisor or an entity sponsored or advised by affiliates of our Advisor, certain conflicts of interest will exist.

We compete with numerous other parties or entities for real property investments and tenants, and we may not compete successfully.

We compete with numerous other persons or entities seeking to buy real property assets or to attract tenants to real properties we already own. These persons or entities may have greater experience and financial strength. There is no assurance that we will be able to acquire real property assets or attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Similarly, the opening of new competing assets near the assets that we own may hinder our ability to renew our existing leases or to lease to new tenants, because the proximity of new competitors may divert existing or new tenants to such competitors. Each of these factors could adversely affect our results of operations, financial condition, NAV and ability to pay distributions to our stockholders.

Delays in the acquisition, development and construction of real properties may have adverse effects on portfolio diversification, results of operations and returns to our stockholders.

Delays we encounter in selecting, acquiring and developing additional real properties or debt investments could adversely affect our stockholders’ returns. The uncertain state of the real estate markets in recent years and the resulting incentives of lenders and sellers to retain their investments had previously led to generally lower transaction volume in the broader real estate market and for us, in part due to pricing and valuation uncertainties. It is possible that such disruptions and uncertainties may reoccur. Alternatively, increased competition for high quality investments may also limit our ability to make incremental accretive investments in real properties and debt investments. These factors may continue to have a negative effect on our stockholders’ returns, and may also hinder our ability to reach our portfolio diversification objectives.

In addition, where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, we may not receive any income from these properties, and distributions to our stockholders could suffer. Delays in the completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of the real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

Our real properties are subject to property and other taxes that may increase in the future, which could adversely affect our cash flow.

Our real properties are subject to real and personal property and other taxes that may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Certain of our leases provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable governmental authorities. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authorities may place a lien on the property and the property may be subject to a tax sale. In addition, we will generally be responsible for property taxes related to any vacant space.

We are subject to litigation that could adversely affect our results of operations

We are a defendant from time to time in lawsuits and/or regulatory proceedings relating to our business. Unfavorable outcomes resulting from such lawsuits and/or regulatory proceeding could adversely impact our business, financial condition, NAV or results of operations.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect our returns.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our real properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we could be held liable for indemnifying possible victims of an accident. We cannot assure our stockholders that funding will be available to us for repair or reconstruction of damaged real property in the future or for liability payments to accident victims.

The real estate industry is subject to extensive regulation, which may result in higher expenses or other negative consequences that could adversely affect us.

Our activities are subject to federal, state and municipal laws, and to regulations, authorizations and license requirements with respect to, among other things, zoning, environmental protection and historical heritage, all of which may affect our business. We may be required to obtain licenses and permits with different governmental authorities in order to acquire and manage our assets.

In addition, on July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Various aspects of the legislation may have a significant impact on our business, including, without limitation, provisions of the legislation that increase regulation of and disclosure requirements related to investment advisors, swap transactions and hedging policies, corporate governance and executive compensation, investor protection and enforcement provisions, and asset-backed securities. We expect that the Dodd-Frank Act, together with the significant rulemaking that it requires, will create a new financial regulatory environment that may significantly increase our costs.

In addition, public authorities may enact new and more stringent standards, or interpret existing laws and regulations in a more restrictive manner, which may force companies in the real estate industry, including us, to spend funds to comply with these new rules. Any such action on the part of public authorities may adversely affect our results from operations.

In the event of noncompliance with such laws, regulations, licenses and authorizations, we may face the payment of fines, project shutdowns, cancellation of licenses, and revocation of authorizations, in addition to other civil and criminal penalties.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property and the operations conducted on the real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Third parties may also sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs resulting from the environmental contamination. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions, which may be enforced by government agencies or, in certain circumstances, private parties. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower our NAV and the amounts available for distribution to our stockholders.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties may contain asbestos-containing building materials.

From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will underwrite the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

All of our properties are subject to a Phase I or similar environmental assessment by independent environmental consultants prior to or in connection with our acquisition of such properties. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. We cannot give any assurance that an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, will not currently exist at the time of acquisition or may not arise in the future, with respect to any of our properties. Material environmental conditions, liabilities or compliance concerns may arise after an environmental assessment has been completed. Moreover, there can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability; or the then current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of such properties (such as releases from underground storage tanks), or by third parties unrelated to us.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

Investment in real properties may also be subject to the Americans with Disabilities Act of 1990, as amended. Under this act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The act’s requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the act. We cannot assure our stockholders that we will be able to acquire properties or allocate responsibilities in this manner. Any monies we use to comply with the act will reduce our NAV and the amount of cash available for distribution to our stockholders.

We may not have funding for future tenant improvements, which may adversely affect the value of our assets, our results of operations and returns to our stockholders.

When a tenant at one of our real properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds to construct new tenant improvements in the vacated space. We expect to invest the net proceeds from our Class A, Class W and Class I offering in real estate-related investments, and we do not anticipate that we will maintain permanent working capital reserves. We do not currently have an identified funding source to provide funds that may be required in the future for tenant improvements and tenant refurbishments in order to attract new tenants. If we do not establish sufficient reserves for working capital or obtain adequate financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our real properties. If we defer such improvements, the applicable real properties may decline in value, and it may be more difficult for us to attract or retain tenants to such real properties or the amount of rent we can charge at such real properties may decrease. We cannot assure our stockholders that we will have any sources of funding available to us for repair or reconstruction of damaged real property in the future.

Lease agreements may have specific provisions that create risks to our business and may adversely affect us.

Our lease agreements are regulated by local, municipal, state and federal laws, which may grant certain rights to tenants, such as the compulsory renewal of their lease by filing lease renewal actions when certain legal conditions are met. A lease renewal action may represent two principal risks for us: if we planned to vacate a given unit in order to change or adapt an asset’s mix of tenants, the tenant could remain in that unit by filing a lease renewal action and interfere with our strategy; and if we desired to increase the lease price for a specific unit, this increase may need to be approved in the course of a lease renewal action, and the final value could be decided at the discretion of a judge. We would then be subject to the court’s interpretation and decision, and could be forced to accept an even lower price for the lease of the unit. The compulsory renewal of our lease agreements and/or the judicial review of our lease prices may adversely affect our cash flow and our operating results.

Certain of our lease agreements may not be “triple net leases,” under which the lessee undertakes to pay all the expenses of maintaining the leased property, including insurance, taxes, utilities and repairs. We will be exposed to higher maintenance, taxes, and property management expenses with respect to all of our leases that are not “triple net.”

Operating expenses, such as expenses for fuel, utilities, labor, building materials and insurance are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to our tenants. To the extent such increases cannot be passed on to our tenants, any such increases would cause our cash flow, NAV and operating results to decrease.

We depend on the availability of public utilities and services, especially for water and electric power. Any reduction, interruption or cancellation of these services may adversely affect us.

Public utilities, especially those that provide water and electric power, are fundamental for the sound operation of our assets. The delayed delivery or any material reduction or prolonged interruption of these services could allow certain tenants to terminate their leases or result in an increase in our costs, as we may be forced to use backup generators, which also could be insufficient to fully operate our facilities and could result in our inability to provide services. Accordingly, any interruption or limitation in the provision of these essential services may adversely affect us.

Risks Related to Investments in Real Estate-Related Debt and Securities

The mortgage loans in which we invest will be subject to the risk of delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are secured by commercial property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, current and potential future capital markets uncertainty, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations, results from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial adverse effect on our anticipated return on the foreclosed mortgage loan. In addition, if we foreclose on a particular property, we could become, as owner of the property, subject to liabilities associated with such property, including liabilities related to taxes and environmental matters.

The mezzanine loans and B-notes in which we invest involve greater risks of loss than senior loans secured by income-producing real properties.

We invest in mezzanine loans and B-notes that substantially take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property. These types of investments involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan in whole or in part. In addition, there may be significant delays and costs associated with the process of foreclosing on collateral securing or supporting these investments. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal. Further, even if we are successful in foreclosing on the equity interests serving as collateral for our mezzanine loans, such foreclosure will result in us inheriting all of the liabilities of the underlying mortgage borrower, including the senior mortgage on the applicable property. This may result in both increased costs to us and a negative impact on our overall debt covenants and occupancy levels. In many cases a significant restructuring of the senior mortgage may be required in order for us to be willing to retain longer term ownership of the property. If we are unsuccessful in restructuring the underlying mortgage debt in these scenarios, the mortgage lender ultimately may foreclose on the property causing us to lose any remaining investment.

For example, during 2011, we recognized provision losses of approximately $23.0 million on two of our debt related investments due to our determination that there has been or it is probable that there will be a disruption of cash flows, in timing or amount, and the resulting estimated discounted cash flows from our investment was less than our carrying value. There can be no assurance that any of this loss can be recovered.

A portion of our debt related investments may be considered illiquid, and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

Certain of the debt related investments that we have purchased or may purchase in the future in connection with privately negotiated transactions are not or may not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise effected in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited. The mezzanine, B-note and bridge loans that we have purchased or may purchase in the future are, or will be, particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. In addition, due to current credit market conditions, certain of our registered securities may not be as liquid as when originally purchased.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

We may provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may, therefore, be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans, like other loans secured directly or indirectly by property, are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. Any such losses with respect to our investments in bridge loans could have an adverse effect on our NAV, results of operations and financial condition.

Interest rate and related risks may cause the value of our real estate securities investments to be reduced.

Interest rate risk is the risk that fixed-income securities such as preferred and debt securities, and to a lesser extent dividend paying common stocks, will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such securities will decline, and vice versa. In addition, during periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which is generally known as call or prepayment risk. If this occurs, we may be forced to reinvest in lower yielding securities. This is known as reinvestment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. These risks may reduce the value of our real estate securities investments.

Investments in real estate securities are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities.

We may invest in real estate-related common equity, preferred equity and debt securities of both publicly traded and private real estate companies. Investments in real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related debt investments discussed in this prospectus.

Real estate-related securities may be unsecured and subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility, (iii) subordination to the prior claims of banks and other senior lenders to the issuer and preferred equity holders, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to pay dividends.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

Some of our real estate-related securities investments may be denominated in foreign currencies, and therefore, we expect to have currency risk exposure to any such foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. To the extent that we invest in non-U.S. dollar denominated securities, in addition to risks inherent in the investment in securities generally discussed in this prospectus, we will also be subject to risks associated with the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, currency exchange controls, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden of complying with a wide variety of foreign laws.

Risks Associated with Debt Financing

We incur mortgage indebtedness and other borrowings, which may increase our business risks, and could hinder our ability to make distributions to our stockholders.

We have financed and may continue to finance a portion of the purchase price of certain of our investments in real estate-related debt and securities by borrowing funds. As of March 31, 2012, we had approximately $1.5 billion in aggregate outstanding borrowings. As of March 31, 2012, our leverage ratio is approximately 50% of the gross book value of our assets (before accumulated depreciation and amortization), inclusive of property and entity-level debt. Our current leverage target is between 50-60%, however if we sell all of the shares offered in the Class A, Class W and Class I offering, we may lower our targeted leverage ratio to be approximately 35-45% of the gross book value of our assets (before accumulated depreciation and amortization), inclusive of property and entity-level debt, by paying down existing debt and/or purchasing unlevered assets with the net proceeds raised in the Class A, Class W and Class I offering. However, only a portion of the proceeds from the offering will be used to pay down existing debt and/or to purchase unlevered assets. If we fail to raise sufficient proceeds from the offering, such leverage ratio may not be achieved, and even if we sell all of the shares offered in the offering, we may not reduce our leverage to our targeted range. Although we will work to achieve the targeted leverage ratio over time, we may change our targeted leverage ratio from time to time. Even if we reach a targeted leverage ratio, we may vary from it from time to time, and there are no assurances that we will achieve the targeted range disclosed above or any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then-current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.

Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of the value of our net assets unless approved by a majority of independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the aggregate cost of our real property assets and debt related investments before non-cash reserves and depreciation. In addition, we have incurred and may continue to incur mortgage debt secured by some or all of our real properties to obtain funds to acquire additional real properties or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders. Furthermore, we may borrow funds if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

High debt levels would generally cause us to incur higher interest charges, and could result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to our stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure action. In that case, we could lose the property securing the loan that is in default or be forced to sell the property at an inopportune time, thus reducing the value of our investments. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We, and or our Operating Partnership, have historically given certain full, partial or limited guarantees, and may continue to give full, partial or limited guarantees in the future, to lenders of mortgage debt to the entities that own our properties. When we give a guarantee on behalf of an entity that owns one of our properties, we are responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our NAV, liquidity and ability to pay cash distributions to our stockholders will be adversely affected.

Increases in interest rates could increase the amount of our debt payments and therefore adversely impact our operating results.

As of March 31, 2012, we had approximately $339.0 million of variable rate debt outstanding, net of repayments, for which increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to our stockholders. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our real property or debt related investments at times, which may not permit realization of the maximum return on such investments.

Our derivative instruments used to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on our investments.

We utilize derivative instruments to hedge exposure to changes in interest rates on certain of our loans secured by our real properties, but no hedging strategy can protect us completely. We may use derivative instruments, such as forward starting swaps, to hedge interest rate risks associated with debt incurrences that we anticipate may occur. However, if we fail to accurately forecast such debt incurrences we will be subject to interest rate risk without successfully hedging the underlying transaction. Furthermore, the use of derivative instruments may cause us to forgo the benefits of otherwise favorable fluctuations in interest rates, since derivative instruments may prevent us from realizing the full benefits of lower borrowing cost in an environment of declining interest rates.

In addition, derivative instruments may not mitigate all of the risk associated with fluctuations in borrowing costs. Derivative instruments are generally used to hedge fluctuations in benchmark interest rates, such as London Interbank Offered Rate (“LIBOR”) and U.S. treasury security-based interest rates. However, there are other components of borrowing costs that may comprise the “spread” that lenders apply to the benchmark interest rates. The “spread” that lenders apply to benchmark interest rates when making loans may fluctuate from time to time. Fluctuations in the “spread” may be attributable to volatility in the credit markets or borrower-specific credit risk. When we enter into derivative instruments in anticipation of certain debt incurrences, such derivative instruments do not mitigate the risks of fluctuations in “spread” which could exacerbate the risks described above.

We cannot assure our stockholders that our hedging strategy and the derivatives that we use will adequately offset all of our risk related to interest rate volatility or that our hedging of these risks will not result in losses. These derivative instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income tests.

We have entered into loan agreements that contain restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender typically imposes restrictions on us that may affect our distribution and operating policies and our ability to incur additional debt. Our loan agreements include restrictions, covenants, customary market carve-outs and/or guarantees by us. Certain financial covenants include tests of our general liquidity and debt servicing capability as well as certain collateral specific performance and valuation ratios. Specifically, we are required by certain of our borrowing arrangements to maintain the following financial covenants: (i) an interest coverage ratio of 1.75 to 1.00 or higher, (ii) a fixed charge coverage ratio of 1.60 to 1.00 or higher, (iii) a leverage ratio not to exceed 65%, (iv) a minimum liquidity of $10.0 million, (v) a minimum tangible net worth of $950.0 million, and (vi) a debt yield ratio requiring 11% or higher yield on total indebtedness. In addition, our loan agreements may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace the Advisor as our advisor. Further, our loan agreements may limit our ability to replace the property manager or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives and make distributions to our stockholders. There can be no assurance that we will be able to comply with these covenants in the future, or that if we violate a covenant the lender would be willing to provide a waiver of such covenant. Violation of these covenants could result in the acceleration of maturities under the default provisions of our loan agreements. As of March 31, 2012, we were in compliance with all financial covenants.

We have entered into, and may continue to enter into, financing arrangements involving balloon payment obligations, which may adversely affect our ability to refinance or sell properties on favorable terms, and to make distributions to our stockholders.

Most of our current mortgage financing arrangements require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity will be uncertain and may depend upon our ability to obtain additional financing or our ability to sell the particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to our stockholders and the projected time of disposition of our assets. In an environment of increasing mortgage rates, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt if mortgage rates are higher at a time a balloon payment is due. In addition, payments of principal and interest made to service our debts, including balloon payments, may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Risks Related to Our Taxation as a REIT

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

If we were to fail to qualify as a REIT for any taxable year, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax. In addition, although we intend to operate in a manner to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to recommend that we revoke our REIT election.

We believe that the Operating Partnership will continue to be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were successfully to determine that the Operating Partnership was properly treated as a corporation, the Operating Partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the Operating Partnership and distributions to partners would constitute distributions that would not be deductible in computing the Operating Partnership’s taxable income. In addition, we could fail to qualify as a REIT, with the resulting consequences described above.

To continue to qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To maintain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We are subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. Additionally, it is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute.

From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the debt instruments that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such debt instruments will be made. If such debt instrument turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable. Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate debt instruments at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The REIT gross income testing rules create a further risk if we acquire loans on the secondary market. Specifically, the interest apportionment rules applicable to REITs generally provide that, if such an acquired mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. The IRS recently issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

If the IRS were to assert successfully any of our mortgage loans (or similar obligations) we have acquired on the secondary market were secured by property other than real estate, the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in IRS Revenue Procedure 2011-16 should be applied to our portfolio, then depending upon the value of the real property securing our mortgage loans and their face amount, and the sources of our gross income generally, we may fail to meet the 75% REIT gross income test discussed under “Federal Income Tax Considerations—Operational Requirements—Gross Income Tests.” If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty to the IRS.

To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute annually to our stockholders a minimum of 90% of our net taxable income excluding capital gains. We will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our redemption programs will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to make distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real properties and lease them back to the sellers of such properties. If we were to attempt to structure a sale-leaseback transaction such that the lease would be characterized as a “true lease” that would allow us to be treated as the owner of the property for federal income tax purposes, we cannot assure our stockholders that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Our stockholders may have current tax liability on distributions if our stockholders elect to reinvest in shares of our common stock.

Even if our stockholders participate in our distribution reinvestment plan, our stockholders will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, our stockholders that are not tax-exempt entities may have to use funds from other sources to pay their tax liability on the value of the common stock received.

Distributions payable by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.

Recent tax legislation generally reduces the maximum U.S. federal income tax rate for distributions payable by corporations to domestic stockholders that are individuals, trusts or estates to 15% through 2012. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the 15% preferential rate. Although this legislation does not adversely affect the taxation of REITs or distributions paid by REITs, the more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. We have received a private letter ruling from the IRS concluding that differences in the dividends distributed to holders of Class E shares, holders of Class A shares, and holders of Class W shares, as described in the ruling, will not cause such dividends to be preferential dividends. We will also issue Class I shares in reliance on the rationale and tax authorities described in the ruling. We may change the way our fees and expenses are incurred and allocated to different classes of stockholders if the tax rules applicable to REITs change such that we could do so without adverse tax consequences.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

We may be subject to taxes on our income or property even if we qualify as a REIT for federal income tax purposes, including those described below.

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In order to qualify as a REIT, we are required to distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends-paid deduction or net capital gain) to our stockholders. If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to corporate income tax on the undistributed income.

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We will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make to our stockholders in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years.

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If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be required to pay a tax on that income at the highest corporate income tax rate.

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Any gain we recognize on the sale of a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, would be subject to the 100% “prohibited transaction” tax unless the sale qualified for a statutory safe harbor that requires, among other things, a two year holding period.

Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is not in our best interest to qualify as a REIT. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

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part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

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part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and

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part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

Our investments in real estate partnerships subject us to the tax risks associated with the tax status of such entities.

We are invested in real estate partnerships. Such investments are subject to the risk that any such partnership may fail to satisfy the requirements to qualify as a partnership, as the case may be, in any given taxable year. Such failure could subject such partnership to an entity-level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may cause us to forgo otherwise attractive opportunities.

To maintain our status as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To maintain our status as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including shares of stock in other REITs, certain mortgage loans, and mortgage-backed securities. The remainder of our investments in securities (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% (20% prior to July 30, 2008) of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities.

To maintain our status as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our common stock following the completion of our public offerings. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person who owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, more than a 9.9% interest in any of our tenants. Our board of directors may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of syndicating and securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans that are held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to syndicate, dispose of, or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level and may limit the structures we utilize for our securitization transactions, even though the sales or structures otherwise might be beneficial to us.

In addition, the Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all our assets as of the beginning of the taxable year. If the 7 sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. For sales on or prior to July 30, 2008, the 2-year periods referenced in (i) and (ii) above were 4 years, and the 10% fair market value test described in the alternative in (iii) above did not apply. We will endeavor to avoid engaging in prohibited transactions or we will attempt to comply with the safe harbor provisions. There is no assurance, however, that the REIT will not engage in prohibited transactions.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. To the extent that any mezzanine loans in which we invest do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

Liquidation of assets may jeopardize our REIT status.

To maintain our status as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure our stockholders that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge our stockholders to consult with their own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Recharacterization of transactions under the Operating Partnership’s private placements could result in a 100% tax on income from prohibited transactions, which would diminish our cash distributions to our stockholders.

The Internal Revenue Service could recharacterize transactions under the Operating Partnership’s private placements such that the Operating Partnership could be treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by the Operating Partnership being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain could constitute income from a prohibited transaction and might be subject to a 100% tax. If this occurs, our ability to pay cash distributions to our stockholders will be adversely affected.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Foreign investors may be subject to FIRPTA on the sale of common shares if we are unable to qualify as a “domestically controlled qualified investment entity.”

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA, on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled qualified investment entity” (as defined in section 897(h)(4)(B) of the Code). A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We cannot assure our stockholders that we will qualify as a domestically controlled qualified investment entity. If we were to fail to so qualify, gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. Regardless of our status as a domestically controlled qualified investment entity, capital gain distributions attributable to a disposition of a U.S. real property interest will be subject to tax under FIRPTA in the hands of non-U.S. investors.

Investment Company Risks

Avoiding registration as an investment company imposes limits on our operations, and failure to avoid registration reduces the value of your investment.

We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the “Investment Company Act.” To do so, we will have to continue to monitor the value of our securities in comparison with the value of our other assets and make sure that the value of our securities does not exceed 40% of the value of all of our assets on an unconsolidated basis. As a result, we may be unable to sell assets we would otherwise want to sell and may be unable to purchase securities we would otherwise want to purchase.

If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Registration with the Commission as an investment company would be costly, would subject our company to a host of complex regulations, and would divert the attention of management from the conduct of our business.

Further, if it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that we would be unable to enforce contracts with third parties, and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. Any such results would be likely to have a material adverse effect on us.

Retirement Plan Risks

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit-sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) that are investing in our shares. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary and other obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	your investment in our shares, for which no trading market may exist, is consistent with the liquidity needs of the plan or IRA;

•	your investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	you will be able to comply with the requirements under ERISA and the Code to value the assets of the plan or IRA annually; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

With respect to the annual valuation requirements described above, we expect to provide an estimated value of our net assets per share annually to those fiduciaries (including IRA trustees and custodians) who request it. Although this estimate will be based upon determinations of the NAV of our shares in accordance with our valuation procedures, no assurance can be given that such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Additionally, the investment transaction may have to be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our shares.

If our assets are deemed to be plan assets, the Advisor and we may be exposed to liabilities under Title I of ERISA and the Code.

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if the Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

1.1	Dealer Manager Agreement*

1.2	Form of Selected Dealer Agreement*

3.1	Articles of Amendment*

3.2	Articles Supplementary (Class A shares)*

3.3	Articles Supplementary (Class W shares)*

3.4	Articles Supplementary (Class I shares)*

3.5	Third Amendment and Restated Bylaws*

4.1	Fourth Amended and Restated Distribution Reinvestment Plan*

4.2	Class E Share Redemption Program*

4.3	Class A, W and I Share Redemption Program*

10.1	Eighth Amended and Restated Advisory Agreement*

10.2	Fourth Amended and Restated Operating Partnership Agreement of Dividend Capital Total Realty Operating Partnership LP*

10.3	Special Unit Repurchase Agreement*

99.1	Consent of Altus Group U.S., Inc.*

*	Filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

July 12, 2012

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer